UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Toll Brothers, Inc.

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TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, March 14, 2007

The 2007 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Wednesday, March 14, 2007 at 12:00 p.m., at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1. To elect four directors to hold office until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. (The terms of office of the other directors do not expire until 2008 or 2009.)

2. To consider and act upon the approval of the Toll Brothers, Inc. Stock Incentive Plan for Employees (2007).

3. To consider and act upon the approval of the Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007).

4. To consider and approve the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 16, 2007 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

MICHAEL I. SNYDER
Secretary

February 5, 2007

TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044

PROXY STATEMENT
For
Annual Meeting of Stockholders
Wednesday, March 14, 2007

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2007 Annual Meeting of Stockholders (the “Meeting”), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to stockholders of the Company on or about February 5, 2007.

The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned to, and received by, the Company prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted “FOR” Proposal One, the nominees of the Board of Directors in the election of the four directors whose terms of office will extend until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; “FOR” Proposal Two, approval of the Toll Brothers, Inc. Stock Incentive Plan for Employees (2007); “FOR” Proposal Three, approval of the Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007); and “FOR” Proposal Four, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year. Any proxy may be revoked at any time before its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled To Vote, Quorum and Required Vote

The record date fixed by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting is January 16, 2007 (the “Record Date”). At the close of business on the Record Date, there were 154,539,044 shares of the Company’s common stock outstanding and eligible to vote at the Meeting. The Company has no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned of record at the close of business on the Record Date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

Proposal One:  Directors are elected by a plurality of the votes cast at the Meeting and the four nominees who receive the most votes will be elected. Proposal One is considered a “routine” matter under the rules of the New York Stock Exchange (“NYSE”) and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal One if their customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

Proposal Two:  To be approved, this proposal must receive an affirmative majority of the votes cast at the meeting. The approval of Proposal Two is not considered a “routine” matter and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to Proposal Two. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

Proposal Three:  To be approved, this proposal must receive an affirmative majority of the votes cast at the meeting. The approval of Proposal Three is not considered a “routine” matter and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to Proposal Three. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

Proposal Four:  To be approved, this proposal must receive an affirmative majority of the votes cast at the meeting. Proposal Four is considered a “routine” matter under the NYSE’s rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ unvoted shares on Proposal Four if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to the holdings of: (1) each person known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (2) each director and nominee for director of the Company and each executive officer named in the Summary Compensation Table under “Executive Compensation”; and (3) all directors and executive officers of the Company as a group. This information is as of the Record Date, except as otherwise indicated. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

		Percent of
	Amount and Nature of	Common
Name of Beneficial Owner	Beneficial Ownership(1)	Stock

Robert I. Toll(2)(3)	29,314,043	17.9%
Bruce E. Toll(2)(4)(5)	9,521,490	6.1%
Neuberger Berman Management Incorporated(6)	11,256,063	7.3%
Zvi Barzilay	2,478,837	1.6%
Robert S. Blank	301,292	*
Edward G. Boehne	276,700	*
Richard J. Braemer	537,500	*
Roger S. Hillas	558,333	*
Carl B. Marbach(7)	415,552	*
Stephen A. Novick	92,650	*
Joel H. Rassman	1,349,607	*
Paul E. Shapiro	434,640	*
All directors and executive officers as a group (11 persons)(3)(4)(8)	45,280,644	26.4%

*	Less than 1%

(1)	Shares issuable pursuant to options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following numbers of shares of common stock underlying options held by the following individuals, and all directors and executive officers as a group: Robert I. Toll, 8,987,500 shares; Bruce E. Toll, 2,000,500 shares; Mr. Barzilay, 2,396,992 shares; Mr. Blank, 290,000 shares; Mr. Boehne, 211,500 shares; Mr. Braemer, 403,500 shares; Mr. Hillas, 357,000 shares; Mr. Marbach, 376,250 shares; Mr. Novick, 92,250 shares; Mr. Rassman, 1,141,792 shares; Mr. Shapiro, 393,000 shares; and all directors and executive officers as a group, 16,650,284 shares.

(2)	The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, Pennsylvania 19044.

(3)	Amount includes 386,885 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with dispositive power, and as to which he disclaims beneficial ownership. Amount also includes 56,000 shares owned by the Robert and Jane Toll Foundation, of which Mr. Robert I. Toll is a trustee with dispositive power, as to which he disclaims beneficial ownership.

(4)	Includes 1,750,000 shares owned directly or indirectly by The Bruce E. Toll Investment Trust, of which Mr. Bruce E. Toll is the sole beneficiary. See footnote (5) below.

(5)	The address of The Bruce E. Toll Investment Trust and Wendy Toll Topkis, sole trustee of The Bruce E. Toll Investment Trust, is c/o BET Investments, 2600 Philmont Avenue, Huntingdon Valley, PA 19006. Bruce E. Toll and Ms. Topkis share voting and dispositive power over the shares owned by The Bruce E. Toll Investment Trust. Ms. Topkis disclaims beneficial ownership of the 1,750,000 shares held by The Bruce E. Toll Investment Trust.

(6)	Based on a Form 13F filed with the Securities and Exchange Commission on November 6, 2006 which states that the address of Neuberger Berman Management Incorporated (“Neuberger”) is 605 Third Avenue, New York, New York 10158-3698 and that Neuberger has sole dispositive power with regard to 9,677,763 shares, shared dispositive power with regard to 1,478,300, and sole voting power with regard to 7,479,199 shares.

(7)	Includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

(8)	The Board of Directors, after reviewing the functions of all of the Company’s officers, both in terms of designated function and functions actually performed, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 (and the rules thereunder) and Regulation S-K of the Securities and Exchange Commission, only the Chief Executive Officer, Chief Operating Officer, and Executive Vice President/Chief Financial Officer (and the Chief Accounting Officer for purposes of Section 16) are deemed to be officers or executive officers of the Company for reporting purposes under those provisions, respectively.

PROPOSAL ONE

ELECTION OF DIRECTORS FOR TERMS ENDING 2010

At the Meeting, the stockholders will elect four directors to hold office until the 2010 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Company’s Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose three-year terms of office expire at the Meeting are Messrs. Zvi Barzilay, Edward G. Boehne, Richard J. Braemer and Carl B. Marbach.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Zvi Barzilay, Edward G. Boehne, Richard J. Braemer and Carl B. Marbach to serve again as directors until the 2010 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that such proxy represents for the election of such other person as the Board of Directors may nominate on the recommendation of the Nominating and Corporate Governance Committee.

Set forth below is certain information concerning each nominee for election as a director at the Meeting and each director whose current term of office will continue after the Meeting.

		Director	Term
Name	Age	Since	Expires	Position(s) with the Company

Robert I. Toll	66	1986	2008	Chairman of the Board and Chief Executive Officer
Bruce E. Toll	63	1986	2008	Vice Chairman of the Board
Zvi Barzilay	60	1994	2007	President, Chief Operating Officer and Director
Robert S. Blank	66	1986	2009	Director
Edward G. Boehne	66	2000	2007	Director
Richard J. Braemer	65	1986	2007	Director
Roger S. Hillas	79	1988	2009	Director
Carl B. Marbach	65	1991	2007	Director
Stephen A. Novick	66	2003	2009	Director
Joel H. Rassman	61	1996	2008	Executive Vice President, Chief Financial Officer, Treasurer and Director
Paul E. Shapiro	65	1993	2009	Director

Robert I. Toll co-founded the Company’s predecessors’ operations with his brother, Bruce E. Toll, in 1967. He has been a member of the Board of Directors since the Company’s inception in May 1986. His principal occupation since the Company’s inception has been as Chief Executive Officer of the Company.

Bruce E. Toll, the brother of Robert I. Toll, has been a member of the Board of Directors since the Company’s inception in May 1986 and served as its President until April 1998 and Chief Operating Officer until November 1998. He is a member of the Public Debt and Equity Financing Committee. He is the founder and president of BET Investments, a commercial real estate company, and the owner of several car dealerships. Mr. Toll is also the Chairman of Philadelphia Media Holdings, L.L.C., which is the parent company of the Philadelphia Inquirer and the Philadelphia Daily News. From 2000 until July 2006, Mr. Toll was a member of the Board of Directors of UbiquiTel, Inc.

Zvi Barzilay has been a member of the Board of Directors since June 1994. Mr. Barzilay joined the Company’s predecessor in 1980 as a project manager, was appointed a Vice President of the Company in 1983 and held the position of Executive Vice President-Operations from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company. In April 1998, Mr. Barzilay was appointed to the position of President and in November 1998 he was appointed to the additional position of Chief Operating Officer.

Robert S. Blank has been a member of the Board of Directors since September 1986. Mr. Blank is a member of the Nominating and Corporate Governance Committee and the Public Debt and Equity Financing Committee. For more than the past five years, Mr. Blank has been Co-Chairman and Co-Chief Executive Officer of Whitney Communication Company and Senior Partner of Whitcom Partners. Whitney Communications Company and Whitcom Partners own daily and non-daily newspapers and other publications and formerly owned broadcast television stations, radio stations and cable television stations. Mr. Blank is a member of the Board of Directors and Chairman of the Audit Committee of Advanta Corp.

Edward G. Boehne has been a member of the Board of Directors since July 2000. Mr. Boehne is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the Board of Directors of Beneficial Savings Bank (and certain of its affiliated holding companies), Penn Mutual Life Insurance Co. and AAA Mid-Atlantic, Inc. (and certain of its affiliated holding companies and insurance company subsidiaries). Mr. Boehne is also a member of the Board of Directors of, and a Senior Economic Advisor to, the Haverford Trust Company.

Richard J. Braemer has been a member of the Board of Directors since September 1986. Mr. Braemer is the chairman of the Public Debt and Equity Financing Committee. For more than the past five years, Mr. Braemer has been a partner in the Philadelphia office of the law firm of Ballard, Spahr, Andrews & Ingersoll, LLP.

Roger S. Hillas has been a member of the Board of Directors since April 1988. Mr. Hillas is a member of the Audit Committee. From July 1988 until his retirement in December 1992, Mr. Hillas was Chairman and Chief Executive Officer of Meritor Savings Bank. Prior to July 1988, Mr. Hillas was Chairman of PNC Financial Corp. and Chairman of Provident National Bank.

Carl B. Marbach has been a member of the Board of Directors since December 1991. Mr. Marbach is the Chairman of the Executive Compensation Committee and a member of the Audit Committee. Since January 2004, Mr. Marbach has been president of Greater Marbach Airlines, Inc. and Florida Professional Aviation, Inc., companies that provide aviation services and consulting. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded.

Stephen A. Novick has been a member of the Board of Directors since January 2003. Mr. Novick is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee. In January 2005, Mr. Novick became Senior Advisor for The Andrea and Charles Bronfman Philanthropies. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. For more than the five years prior to his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004, had been Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the Board of Directors of Ark Restaurant Corp.

Joel H. Rassman has been a member of the Board of Directors since September 1996. Mr. Rassman joined the Company’s predecessor in 1984 as Senior Vice President, Treasurer and Chief Financial Officer. Mr. Rassman was appointed Executive Vice President in June 2002. Mr. Rassman continues to serve as Executive Vice President, Treasurer and Chief Financial Officer of the Company.

Paul E. Shapiro has been a member of the Board of Directors since December 1993. Mr. Shapiro is the Chairman of the Audit Committee. Since June 30, 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Strategies, LLC, a life settlement company. From January 1, 2004 to June 30, 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc.

Meetings and Committees of the Board of Directors

The Board of Directors held four meetings during the Company’s 2006 fiscal year.

The Board of Directors currently has an Audit Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee and a Public Debt and Equity Financing Committee.

The Audit Committee is currently composed of, and for the entire 2006 fiscal year was composed of, Edward G. Boehne, Roger S. Hillas, Carl B. Marbach and Paul E. Shapiro (Chairman), each of whom has been determined by the Board of Directors to meet the standards of independence required of audit committee members by the NYSE and applicable Securities and Exchange Commission (“SEC”) rules. For more information on the NYSE standards for independence, see “Corporate Governance-Director Independence” in this proxy statement. The Board of Directors has further determined that (1) all members of the Audit Committee are financially literate, and (2) Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE, and is an audit committee financial expert within the meaning of the applicable SEC rules.

The Audit Committee, among other things, assists the Company’s Board of Directors in fulfilling its responsibilities relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of the Company’s internal audit function and independent audits. The Audit Committee also has the responsibility and authority for the appointment, compensation, retention, evaluation, termination and oversight of the independent registered public accounting firm, and pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee held four meetings during the last fiscal year, all of which were attended by representatives from Ernst & Young, LLP, the Company’s independent registered public accounting firm, to consider the scope of the annual audit and issues of accounting policy and internal control. The Chairman of the Audit Committee also met telephonically with Company management and representatives from Ernst & Young LLP several times during the 2006 fiscal year.

The Executive Compensation Committee is currently composed of, and for the entire 2006 fiscal year was composed of, Carl B. Marbach (Chairman) and Stephen A. Novick, each of whom has been determined by the Board of Directors to meet the NYSE’s standards for independence. In addition, each committee member is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Executive Compensation Committee, among other things, sets compensation for the executive officers and administers (in some cases along with the Board of Directors) the Toll Brothers, Inc. Cash Bonus Plan (the “Cash Bonus Plan”), the Toll Brothers, Inc. Executive Officer Cash Bonus Plan (the “Executive Officer Cash Bonus Plan”), the Toll Brothers, Inc. Stock Award Deferral Plan (the “Stock Deferral Plan”), the Toll Brothers, Inc. Stock Incentive Plan (1998) (the “1998 Plan”), and the Toll Brothers Inc. Supplemental Executive Retirement Plan. It also administers the Toll Brothers, Inc. Amended and Restated Stock Option Plan (1986) (the “1986 Plan”), the Toll Brothers, Inc. Key Executives and Non-Employee Directors Stock Option Plan (1993) (the “1993 Plan”) and the Toll Brothers, Inc. Stock Option and Incentive Plan (1995) (the “1995 Plan”), which plans are inactive except for exercises of existing stock option grants. The Executive Compensation Committee held three meetings during the 2006 fiscal year.

The Nominating and Corporate Governance Committee is currently composed of, and for the entire 2006 fiscal year was composed of, Edward G. Boehne (Chairman), Robert S. Blank and Stephen A. Novick, each of whom has been determined by the Board of Directors to meet the NYSE’s standards for independence. The Nominating and Corporate Governance Committee is responsible for, among other things, the recommendation to the Board of Directors of director nominees for election to the Board of Directors, the evaluation of the size of the Board of Directors, the evaluation and recommendation to the Board of Directors of the compensation of the non-employee directors, the establishment and updating of corporate governance guidelines and acting on behalf of the Board of Directors with respect to certain administrative matters. The Nominating and Corporate Governance Committee held four meetings during the 2006 fiscal year.

The Public Debt and Equity Financing Committee is currently composed of, and for the entire 2006 fiscal year was composed of, Richard J. Braemer (Chairman), Robert S. Blank and Bruce E. Toll. The Public Debt and Equity Financing Committee’s primary responsibility is to carry out any functions previously approved by the Board of Directors relating to the authorization, terms, sale, registration or repurchase of debt securities of the Company or its affiliates. This committee did not meet during the 2006 fiscal year.

Each director attended at least 75% of the meetings of the Board of Directors and its committees of which he was a member during the 2006 fiscal year.

Compensation of Directors

In fiscal 2006, each independent director received $5,000 for each full-day Board meeting he attended, $2,500 for each half-day meeting he attended and $1,750 for each telephonic meeting or committee meeting in which he participated. In addition, each non-management director received a grant of options to purchase 15,000 shares of the Company’s common stock under the 1998 Plan. Each member of the Audit Committee and each member of the Nominating and Corporate Governance Committee, other than the chairmen of those committees, received a grant of options to purchase 1,000 shares of common stock and received an award of 100 shares of restricted common stock. The chairman of each of those committees received a grant of options to purchase 1,000 shares of common stock and received an award of 200 shares of restricted common stock. Each member of the Executive Compensation Committee, other than its chairman, received a grant of options to purchase 500 shares of common stock. The chairman of the Executive Compensation Committee received a grant of options to purchase 500 shares of common stock and received an award of 100 shares of restricted common stock. All option grants and restricted stock awards were made under the 1998 Plan.

Effective November 1, 2004, the Company and Mr. Bruce E. Toll entered into an Advisory and Non-Competition Agreement (the “Advisory Agreement”). The Advisory Agreement provides, among other things, that (a) the Company will retain Mr. Bruce E. Toll as Special Advisor to the Chairman for a period of three years at compensation of $675,000 per year, (b) he will be paid $675,000 for each of the three years following the term (or termination) of the Advisory Agreement so long as he does not violate certain non-competition and other provisions, and (c) he will be entitled to group health insurance of the type and amount currently being provided to Company executives. In addition, Mr. Bruce E. Toll was designated a participant in the Company’s Supplemental Executive Retirement Plan (“SERP”), which provides an annual benefit of $230,000 for 20 years, principally because of the suspension of premium payments in fiscal 2003 on behalf of Mr. Bruce E. Toll in the Company’s split-dollar life insurance program due to the Sarbanes-Oxley Act of 2002; however, the Board of Directors conditioned his participation in the SERP on his execution of the Advisory Agreement. In fiscal 2006, the Company accrued $126,540 for his benefit under the SERP. In addition, the Advisory Agreement contains an undertaking by Mr. Bruce E. Toll that he will not be entitled to payments under the SERP until the end of the three-year non-competition period of the Advisory Agreement. The Advisory Agreement effectively replaced a Consulting and Non-Competition Agreement which expired on October 31, 2004.

During fiscal 2006, the Company provided Bruce E. Toll with additional perquisites with an estimated value of approximately $22,665. Such perquisites include group health insurance and contributions to the Company’s 401(k) plan. It is expected that the provision of perquisites like these will continue in fiscal 2007.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF
ZVI BARZILAY, EDWARD G. BOEHNE, RICHARD J. BRAEMER AND CARL B. MARBACH.

PROPOSAL TWO

APPROVAL OF THE TOLL BROTHERS INC. STOCK INCENTIVE PLAN FOR EMPLOYEES (2007)

On December 13, 2006, the Board of Directors of the Company adopted, subject to stockholder approval, the Toll Brothers, Inc. Stock Incentive Plan for Employees (2007) (the “Employee Plan”), making shares of stock in the Company available for grants of options (“Options”) and awards of stock (“Awards”), subject to the terms and conditions set forth in the Employee Plan. The Employee Plan is intended, by means of grants of options and awards, to form a part of the Company’s overall compensation program for employees (including executive officers) of the Company and of its affiliates, and to serve as a particular incentive for all such employees to devote themselves to the future success of the Company.

Each Option granted under the Employee Plan to an employee of the Company or an affiliate (as that term is defined in that plan) (an “Optionee”) is intended to be an incentive stock option (“ISO”) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the statutory limitations on such grants, and (ii) any Option is specifically designated at the time of grant as not being an ISO (“non-qualified stock option” or “NQSO”). No Option granted to a person who is not an employee of the Company or an affiliate on the date the Option is granted will be an ISO.

In the opinion of the Board of Directors of the Company, the ability to grant Options and make Awards to employees permits the Company to recognize the contributions made to the Company by such persons and provides them with an additional incentive to enter into or remain in the employ of the Company and to devote themselves to the Company’s success by providing them with an opportunity to acquire or increase their proprietary interest in the Company.

The key provisions of the Employee Plan are as follows:

1. Number of Shares.  The aggregate maximum number of shares of the Company’s common stock that may be granted under the Employee Plan is 10 million shares, of which no more than 3 million shares shall be available for granting Awards under the Employee Plan, subject to adjustment in the event there is a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, or similar transaction with respect to the common stock (in such event, the Committee, as defined below, has the authority to determine what adjustments are appropriate). As of December 31, 2006, the market value of the shares of common stock being authorized for issuance under the Employee Plan was $322,300,000 based on the closing price for the common stock on the NYSE on that date.

2. Administration.  The Employee Plan will be administered by the Board of Directors (without the participation by any member of the Board of Directors on any matters pertaining to him or her), unless the Board of Directors designates a committee or more than one committee (each such committee being composed of two or more members of the Board) to operate and administer the Employee Plan in its stead. Any administrative committee designated by the Board of Directors, and the Board of Directors itself in its administrative capacity with respect to the Employee Plan is referred to as the “Committee.”

3. Eligibility.  All employees of the Company or its affiliates (including employees who are members of the Board of Directors or of a board of directors of any affiliate) are eligible under the terms of the Employee Plan to receive ISOs. In addition, all such employees are eligible under the terms of the Employee Plan to receive Awards and NQSOs. The Committee, in its sole discretion, determines whether an individual qualifies to receive any Options or Awards under the Employee Plan. As of December 31, 2006, approximately 5,542 employees of the Company and its affiliates would have been eligible to participate in the Employee Plan.

4. Term of Employee Plan.  No Option may be granted under the Employee Plan after December 13, 2016.

5. Number of Option Grants.  Each grant of an Option under the Employee Plan will be set forth in an Option document that will specify the number of shares subject to the Option. An Optionee may receive more than one Option and may be granted Options which are ISOs, NQSOs or a combination. In no event, however, will Options to acquire more than 1,000,000 shares of the Company’s common stock be granted to any individual employee during any one calendar year.

6. Term of Options.  In general, any Option granted under the Employee Plan will terminate on the first to occur of the following events:

(a) The end of the term specified in the Option document. This may not be more than ten years from the date the Option is granted (and may not be more than 5 years from that date in the case of an ISO that is granted to an employee who, as of the date of the grant, owns or is treated as owning under certain rules applicable under the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or of any affiliate of the Company).

(b) The end of the three month period (or the end of a shorter period set forth in the Option document for this purpose by the Committee) from the date the Optionee’s employment with the Company or its affiliates terminates other than by reason of the Optionee’s disability or death.

(c) The end of the one year period from the date the Optionee’s employment with the Company terminates by reason of the Optionee’s death or disability.

(d) The occurrence of the date, if any, which is established by the Committee as an accelerated expiration date in the event of a “Change in Control” (as defined below) provided an Optionee who holds an Option is given written notice at least 30 days before the date so fixed.

(e) The occurrence of the date established by the Committee as an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options (as compared with the accounting treatment of Options in effect on the date the Employee Plan was adopted) has or may in the foreseeable future have an adverse effect on the Company. In such circumstances, the Committee may take any other action (including accelerating the exercisability of Options) which it deems necessary.

(f) A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his or her employment contract with the Company or an affiliate, or has been engaged in any sort of disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service or has disclosed trade secrets of the Company or an affiliate. In such event, the Optionee will also automatically forfeit all shares subject to Options previously exercised that have not yet been delivered to the Optionee and the Optionee will receive a refund of any amounts paid for such shares.

During the period following an Optionee’s termination of employment with the Company or its affiliates, the Optionee may only exercise his or her Option to acquire the shares which could have been acquired under that Option as of the date the Optionee’s employment with the Company or its affiliates terminated.

Notwithstanding the general termination provisions described above, the Committee has the authority under the Employee Plan to permit an Option to continue to vest following an Optionee’s termination of employment, and may extend the period during which an Option may be exercised to a date no later than the date of the expiration of the Option term originally specified in the Option documents.

7. Option Exercise Price.  The option exercise price for all Options will in all cases be at least equal to the fair market value of the shares subject to the Option determined on the date of grant. In the case of an ISO granted to an employee who, as of the date of the grant, owns or is treated as owning under certain rules applicable under the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or of any affiliate of the Company, the option exercise price will be at least equal to 110% of the fair market value of the shares subject to the ISO. Under the Employee Plan, fair market value generally is the last reported sale price of shares on the relevant date on the NYSE or on such other national securities exchange where the Company’s common stock is listed. If the Company’s common stock is not listed on a national securities exchange or included in the NASDAQ National Market System, fair market value will be the mean between the last reported “bid” and “asked” prices for such shares on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as otherwise reported in a customary financial reporting service, as applicable. In all events, determinations as to the fair market value of the Company’s stock will be made by the Committee.

8. Payment.  An Optionee may pay for shares in cash, certified or cashier’s check, or by such mode of payment as the Committee may approve, including payment through a broker. The Committee also has the authority to provide in an Option document that the Optionee may make payment for his or her shares in whole or in part using shares of the Company’s common stock held by the Optionee for more than one year, subject to the Committee’s right to refuse to accept such shares as payment, at its sole discretion.

9. Option Documents; Restriction on Transferability; Other Provisions.  All Options will be evidenced by a document containing provisions consistent with the Employee Plan and such other provisions as the Committee deems appropriate. No Option granted under the Employee Plan may be transferred, except by will, the laws of descent and distribution or, in the case of a non-qualified stock option, pursuant to a “qualified domestic relations order,” within the meaning of the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, the Committee may permit a NQSO to be transferred by the Optionee to a “family member,” as such term is defined in the Instructions to Form S-8 as published by the SEC. The Committee also has the authority under the Employee Plan to include other terms and conditions in Option Documents to the extent such terms and conditions are not inconsistent with applicable provisions of the Employee Plan.

10. Awards.  Under the terms of the Employee Plan, the Committee has the authority to make Awards, in which case the terms are set forth in a written “Award Agreement.” These Awards will be consistent with the terms of the Employee Plan and may have such other terms or conditions (including conditions which may result in a forfeiture) which the Committee deems appropriate, which may be established on a case by case basis. The restrictions, if any, on an Award may lapse (i.e., the Award may become vested) at specific times or on the occurrence of events. This vesting may occur as to all of the shares subject to an Award or may occur in installments. The Committee also has the authority under the Employee Plan to shorten or waive any condition or restriction with respect to all or any portion of an Award. Any shares granted under an Award will become fully vested and transferable if they have not been forfeited as of the date the grantee becomes disabled or dies. The Award Agreement will specify the following information: (a) the number of shares granted, (b) the purchase price, if any, to be paid by the grantee, (c) the date on which shares granted are to be transferred, (d) the terms and conditions under which the shares may be forfeited, and (e) the manner in which the restrictions, if any, will lapse (i.e., become vested).

Once the shares of common stock granted under an Award become fully vested, a stock certificate for those shares will be delivered free of all restrictions other than those that may be imposed by law or under the terms of any shareholders agreement in effect at the time. If an Award includes any fractional shares, the Company may, at its option, pay the fair market value of the fractional share rather than deliver a certificate for the fractional share.

If the shares of common stock granted under an Award are subject to restrictions and the grantee of such an Award files an election with the Internal Revenue Service to include the fair market value of any shares of common stock granted pursuant to an Award in gross income without regard to such restrictions, the grantee must promptly provide a copy of that election to the Company, along with the amount of any federal, state, local or other taxes required to be withheld in order to enable the Company to claim an income tax deduction with respect to such election.

If the Committee determines that the grantee of an Award has breached his or her employment contract with the Company or an affiliate, or has been engaged in disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets or confidential information of the Company or any of its affiliates, the shares subject to the Award that have not previously become fully vested or for which certificates have not yet been delivered will be forfeited. The Company has the right to withhold delivering any certificates for any shares pending the resolution of an inquiry that could lead to a finding resulting in a forfeiture.

The Committee generally has the right to amend the terms of outstanding Awards, subject to the consent of the grantee of the Award if the proposed amendment is not favorable to him or her. This requirement for the grantee’s consent does not apply if the amendment to the Award is made in connection with a Change of Control of the Company.

11. Provisions Relating to a “Change of Control” of the Company.  In the event of a Change of Control (as defined below), the Committee may take whatever action with respect to the Options or Awards outstanding that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date of any Options to a date no earlier than 30 days after notice of the acceleration is given to the Optionees. In addition to the foregoing, Options and Awards granted pursuant to the Employee Plan will become immediately fully vested, the Options will become exercisable in full, and all restrictions, if any, as may be applicable to shares granted pursuant to Awards, will lapse, immediately prior to a Change of Control.

A “Change of Control” occurs under the Employee Plan on the date any of the following events occurs:

(a) The consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated.

(b) The consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(c) The consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the common stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of common stock entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of common stock immediately before the merger or consolidation.

(d) Any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Employee Plan is effective, shall have been the beneficial owner of at least fifteen percent of the outstanding common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent of the outstanding shares of the common stock.

(e) Directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four months (unless the nomination for election of each new director who was not a director at the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).

12. Amendments to Option Documents and the Employee Plan.  Subject to the provisions of the Employee Plan, the Committee may amend an Option document, subject to the consent of the Optionee if the amendment is not favorable to the Optionee and is not being made pursuant to provisions of the Employee Plan relating to a “Change of Control” of the Company. The Board of Directors may amend the Employee Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, change the class of individuals eligible to receive an ISO, extend the expiration date of the Employee Plan, decrease the minimum Option Price of an ISO granted under the Employee Plan or increase the maximum number of shares as to which Options may be granted.

13. Tax Aspects of the Employee Plan.  The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to Options granted under the Employee Plan as of the date hereof.

TAXATION OF INCENTIVE STOCK OPTIONS.  A recipient of an ISO will not recognize regular taxable income upon either the grant or exercise of the ISO. The Optionee will recognize capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the Optionee does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were acquired by such Optionee. If the Optionee satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO. For regular federal income tax purposes, the maximum rate of tax applicable to capital gains is dependent on the length of time the shares have been held at the time of sale. If the shares have been held for more than one year, the maximum regular federal tax rate applicable to the gain on the sale generally will be 15%. If the shares have been held for one year or less, the gain on the sale will be taxed at the maximum tax rate (currently 35%) applicable to other taxable income generally.

As a general rule, if the Optionee disposes of the shares acquired through the exercise of an ISO before satisfying both holding period requirements (a “disqualifying disposition”), the gain recognized by the Optionee on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be treated as capital gain, with the maximum federal tax rate determined by reference to the length of time the Optionee held the shares prior to the disposition, as discussed above.

The amount by which the fair market value of a share at the time of exercise exceeds the option exercise price will be included in the computation of such Optionee’s “alternative minimum taxable income” in the year the Optionee exercises the ISO. Currently, the maximum alternative minimum tax rate is 28%. If an Optionee pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The Optionee’s basis in the shares for purposes of the alternative minimum tax will be adjusted when income from a disposition of the shares is included in alternative minimum taxable income.

TAXATION OF NON-QUALIFIED STOCK OPTIONS.  A recipient of a NQSO will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an Optionee will generally recognize ordinary income in the taxable year in which the Optionee exercises the non-qualified stock option in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Options over the option exercise price of the Option. The Company will, subject to various limitations, be allowed a deduction in the same amount. Upon disposition of the shares subject to the Option, an Optionee will recognize capital gain or loss equal to the difference between the amount realized on disposition and the Optionee’s basis in the share (which ordinarily would be the fair market value of the share on the date the Option was exercised). The maximum federal tax rate applicable to such capital gain is determined by reference to the length of time the Optionee held the shares prior to the disposition, as discussed above.

WITHHOLDING.  Whenever the Company would otherwise transfer a share of Company common stock under the terms of the Employee Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION UNDER THE MILLION DOLLAR CAP PROVISIONS OF THE INTERNAL REVENUE CODE (“CODE”).  Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the “million dollar cap”). The IRS has also issued Treasury Regulations which provide rules for the application of the “million dollar cap” deduction limitation. Income which is treated as “performance-based compensation” under these rules will not be subject to the limitation on deductibility imposed by Code Section 162(m). In order for income that is recognized as ordinary compensation income on the exercise of a non-qualified stock option to be treated as “performance-based compensation” under these rules (i.e., not subject to the deduction limitations of the “million dollar cap”), the non-qualified stock option must be granted under a plan which complies in form with certain rules, the plan must be administered consistent with those rules, and the non-qualified stock option must meet certain requirements. The Employee Plan and the non-qualified stock options comply in form with the applicable “performance-based compensation” rules. It is the intention of the Board of Directors to cause the Employee Plan to be administered by “outside directors” consistent with the rules applicable to plan administration to the extent that is possible and to the extent other considerations do not cause the Board of Directors to conclude that such compliance with the administrative rules is not in the best interests of the Company. It is, therefore, anticipated that ordinary compensation income attributable to non-qualified stock options granted under the Employee Plan as amended generally will be treated as “performance-based compensation” exempt from the “million dollar cap” rules unless circumstances at the time of any such grant cause the Board of Directors to determine that compliance with the applicable requirements is not in the best interest of the Company. The Board of Directors also anticipates that it will, in such event, take such steps as it deems appropriate in order to avoid to the extent practicable any detrimental impact of the “million dollar cap.”

The benefits or amounts that will be received by or allocated to any executive officers or employees under the Employee Plan are not currently determinable since no specific grants have been decided upon.

To be approved, this proposal must receive an affirmative majority of the votes cast at the Meeting. The Company has been advised that Robert I. Toll and Bruce E. Toll intend to vote the shares they beneficially own in favor of the approval of the Employee Plan. See “Voting Securities and Security Ownership — Security Ownership of Principal Shareholders and Management.”

Upon approval by the stockholders of both the Employee Plan and the Director Plan (described below under Proposal Three), the Toll Brothers, Inc. Stock Incentive Plan (1998) (the “1998 Plan”) shall be terminated with respect to granting additional options, no further grants will be made under the 1998 Plan, and the 1998 Plan will be continued solely for the purpose of administering grants previously made thereunder. If either of the Employee Plan and the Director Plan is not approved by stockholders, the 1998 Plan will continue in effect.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL TWO

PROPOSAL THREE

APPROVAL OF THE TOLL BROTHERS INC. STOCK INCENTIVE PLAN FOR
NON-EMPLOYEE DIRECTORS (2007)

On December 13, 2006, the Board of Directors of the Company adopted, subject to stockholder approval, the Toll Brothers, Inc. Stock Incentive Plan for Non-employee Directors (2007) (the “Director Plan”), making shares of stock in the Company available for grants of options (“Options”) and awards of stock (“Awards”), subject to the terms and conditions set forth in the Director Plan. The Director Plan is intended, by means of grants of options and awards, to form a part of the Company’s overall compensation program for non-employee members of the Board of Directors (“Non-employee Director”) of the Company and of its affiliates, and to serve as a particular incentive for all such Non-employee Directors to devote themselves to the future success of the Company.

Each Option granted under the Director Plan to a Non-employee Director (“Director Optionee”) of the Company or an affiliate (as that term is defined in that plan) is intended to be a “non-qualified stock option” or “NQSO”. No Option granted to any Non-employee Director will be an incentive stock option within the meaning of the Internal Revenue Code of 1986.

In the opinion of the Board of Directors of the Company, the ability to grant Options and make Awards to Non-employee Directors permits the Company to recognize the contributions made to the Company by such persons and provides them with an additional incentive to enter into or remain on the Board of Directors of the Company and to devote themselves to the Company’s success by providing them with an opportunity to acquire or increase their proprietary interest in the Company.

The key provisions of the Director Plan are as follows:

1. Number of Shares.  The aggregate maximum number of shares of the Company’s common stock that may be granted under the Director Plan is 2 million shares, of which no more than 100,000 shares shall be available for granting Awards under the Director Plan, subject to adjustment in the event there is a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, or similar transaction with respect to the common stock (in such event, the Committee, as defined below, has the authority to determine what adjustments are appropriate). As of December 31, 2006, the market value of the shares of common stock being authorized for issuance under the Director Plan was $64,460,000 based on the closing price for the common stock on the NYSE on that date.

2. Administration.  The Director Plan will be administered by the Board of Directors (without the participation by any member of the Board of Directors on any matters pertaining to him or her), unless the Board of Directors designates a committee or more than one committee (each such committee being composed of two or more members of the Board) to operate and administer the Director Plan in its stead. Any administrative committee designated by the Board of Directors, and the Board of Directors itself in its administrative capacity with respect to the Director Plan, is referred to as the “Committee.”

3. Eligibility.  All Non-employee Directors are eligible under the terms of the Director Plan to receive Awards and NQSOs. The Committee, in its sole discretion, determines whether an individual qualifies to receive any Options or Awards under the Director Plan. As of December 31, 2006, seven Non-employee Directors were eligible to participate in the Director Plan.

4. Term of Director Plan.  No Option may be granted under the Director Plan after December 13, 2016.

5. Number of Option Grants.  Each grant of an Option under the Director Plan will be set forth in an Option document that will specify the number of shares subject to the Option. A Director Optionee may receive more than one Option and may only be granted Options which are NQSOs.

6. Term of Options.  In general, any Option granted under the Director Plan will terminate on the first to occur of the following events:

(a) The end of the term specified in the Option document, which may not be more than ten years from the date the Option is granted.

(b) The end of the three month period (or the end of a shorter period set forth in the Option document for this purpose by the Committee) from the date the Director Optionee’s service on the Board of Directors of the Company or its affiliates terminates other than by reason of the Director Optionee’s disability or death.

(c) The end of the one year period from the date the Director Optionee’s service on the Board of Directors of the Company terminates by reason of the Director Optionee’s death or disability.

(d) The occurrence of the date, if any, which is established by the Committee as an accelerated expiration date in the event of a “Change in Control” (as defined below) provided a Director Optionee who holds an Option is given written notice at least 30 days before the date so fixed.

(e) The occurrence of the date established by the Committee as an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options (as compared with the accounting treatment of Options in effect on the date the Director Plan was adopted) has or may in the foreseeable future have an adverse effect on the Company. In such circumstances, the Committee may take any other action (including accelerating the exercisability of Options) which it deems necessary.

(f) A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Director Optionee, that the Director Optionee has breached his or her service contract with the Company or an affiliate, or has been engaged in any sort of disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her service or has disclosed trade secrets of the Company or an affiliate. In such event, the Director Optionee will also automatically forfeit all shares subject to Options previously exercised that have not yet been delivered to the Director Optionee and the Director Optionee will receive a refund of any amounts paid for such shares.

During the period following a Director Optionee’s termination of service with the Company or its affiliates, the Director Optionee may only exercise his or her Option to acquire the shares which could have been acquired under that Option as of the date the Director Optionee’s service with the Company or its affiliates terminated.

Notwithstanding the general termination provisions described above, the Committee has the authority under the Director Plan to permit an Option to continue to vest following an Director Optionee’s termination of service, and may extend the period during which an Option may be exercised to a date no later than the date of the expiration of the Option term originally specified in the Option Documents.

7. Option Exercise Price.  The option exercise price for all Options will in all cases be at least equal to the fair market value of the shares subject to the Option determined on the date of grant. Under the Director Plan, fair market value generally is the last reported sale price of shares on the relevant date on the NYSE or on such other national securities exchange where the Company’s common stock is listed. If the Company’s common stock is not listed on a national securities exchange or included in the NASDAQ National Market System, fair market value will be the mean between the last reported “bid” and “asked” prices for such shares on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as otherwise reported in a customary financial reporting service, as applicable. In all events, determinations as to the fair market value of the Company’s stock will be made by the Committee.

8. Payment.  A Director Optionee may pay for shares in cash, certified or cashier’s check, or by such mode of payment as the Committee may approve, including payment through a broker. The Committee also has the authority to provide in an Option document that the Director Optionee may make payment for his or her shares in whole or in part using shares of the Company’s held by the Director Optionee for more than one year, subject to the Committee’s right to refuse to accept such shares as payment, at its sole discretion.

9. Option Documents; Restriction on Transferability; Other Provisions.  All Options will be evidenced by a document containing provisions consistent with the Director Plan and such other provisions as the Committee deems appropriate. No Option granted under the Director Plan may be transferred, except by will, the laws of descent and distribution or pursuant to a “qualified domestic relations order,” within the meaning of the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, the Committee may permit a NQSO to be transferred by the Director Optionee to a “family member,” as such term is defined in the Instructions to Form S-8 as published by the SEC. The Committee also has the authority under the Director Plan to include other terms and conditions in Option Documents to the extent such terms and conditions are not inconsistent with applicable provisions of the Director Plan.

10. Awards.  Under the terms of the Director Plan, the Committee has the authority to make Awards, in which case the terms are set forth in a written “Award Agreement.” These Awards will be consistent with the terms of the Director Plan and may have such other terms or conditions including conditions which may result in a forfeiture) which the Committee deems appropriate, which may be established on a case by case basis. The restrictions, if any, on an Award may lapse (i.e., the Award may become vested) at specific times or on the occurrence of events. This vesting may occur as to all of the shares subject to an Award or may occur in installments. The Committee also has the authority under the Director Plan to shorten or waive any condition or restriction with respect to all or any portion of an Award. Any shares granted under an Award will become fully vested and transferable if they have not been forfeited as of the date the grantee becomes disabled or dies. The Award Agreement will specify the following information: (a) the number of shares granted, (b) the purchase price, if any, to be paid by the grantee, (c) the date on which shares granted are to be transferred, (d) the terms and conditions under which the shares may be forfeited, and (e) the manner in which the restrictions, if any, will lapse (i.e., become vested).

Once the shares of common stock granted under an Award become fully vested, a stock certificate for those shares will be delivered free of all restrictions other than those that may be imposed by law or under the terms of any shareholders agreement in effect at the time. If an Award includes any fractional shares, the Company may, at its option, pay the fair market value of the fractional share rather than deliver a certificate for the fractional share.

If the shares of common stock granted under an Award are subject to restrictions and the grantee of such an Award files an election with the Internal Revenue Service to include the fair market value of any shares of common stock granted pursuant to an Award in gross income without regard to such restrictions, the grantee must promptly provide a copy of that election to the Company, along with the amount of any federal, state, local or other taxes required to be withheld in order to enable the Company to claim an income tax deduction with respect to such election.

If the Committee determines that the grantee of an Award has breached his or her fiduciary duty to the Company or an affiliate, or has been engaged in disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her service on the Board of Directors, or has disclosed trade secrets or confidential information of the Company or any of its affiliates, the shares subject to the Award that have not previously become fully vested or for which certificates have not yet been delivered will be forfeited. The Company has the right to withhold delivering any certificates for any shares pending the resolution of an inquiry that could lead to a finding resulting in a forfeiture.

The Committee generally has the right to amend the terms of outstanding Awards, subject to the consent of the grantee of the Award if the proposed amendment is not favorable to him or her. This requirement for the grantee’s consent does not apply if the amendment to the Award is made in connection with a Change of Control of the Company.

11. Provisions Relating to a “Change of Control” of the Company.  In the event of a Change of Control (as defined below), the Committee may take whatever action with respect to the Options or Awards outstanding that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date of any Options to a date no earlier than 30 days after notice of the acceleration is given to the Director Optionees. In addition to the foregoing, Options and Awards granted pursuant to the Director Plan will become immediately fully vested, the Options will become exercisable in full, and all restrictions, if any, as may be applicable to shares granted pursuant to Awards, will lapse, immediately prior to a Change of Control.

A “Change of Control” occurs under the Director Plan on the date any of the following events occurs:

(a) The consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated.

(b) The consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(c) The consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the common stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of common stock entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of common stock immediately before the merger or consolidation.

(d) Any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Director Plan is effective, shall have been the beneficial owner of at least fifteen percent of the outstanding common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent of the outstanding shares of the common stock.

(e) Directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four months (unless the nomination for election of each new director who was not a director at the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).

12. Amendments to Option Documents and the Director Plan.  Subject to the provisions of the Director Plan, the Committee may amend an Option document, subject to the consent of the Director Optionee if the amendment is not favorable to the Director Optionee and is not being made pursuant to provisions of the Director Plan relating to a “Change of Control” of the Company. The Board of Directors may amend the Director Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, extend the expiration date of the Director Plan, or increase the maximum number of shares as to which Options may be granted.

13. Tax Aspects of the Director Plan.  The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to Options granted under the Director Plan as of the date hereof.

TAXATION OF NON-QUALIFIED STOCK OPTIONS.  A recipient of a NQSO will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such a Director Optionee will generally recognize ordinary income in the taxable year in which the Director Optionee exercises the non-qualified stock option in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Options over the option exercise price of the Option. The Company will, subject to various limitations, be allowed a deduction in the same amount. Upon disposition of the shares subject to the Option, a Director Optionee will recognize capital gain or loss equal to the difference between the amount realized on disposition and the Director Optionee’s basis in the share (which ordinarily would be the fair market value of the share on the date the Option was exercised). The maximum federal tax rate applicable to such capital gain is determined by reference to the length of time the Director Optionee held the shares prior to the disposition. If the shares have been held for more than one year, the maximum federal capital gains rate generally will be 15%, but if the shares have been held for one year or less, the gain on the sale will be taxed at the same maximum tax rate (currently 35%) applicable to other taxable income generally.

WITHHOLDING.  Whenever the Company would otherwise transfer a share of Company common stock under the terms of the Director Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities. In general, under current tax rules, there is no withholding obligation triggered by reason of the compensation of Non-employee Directors.

The benefits or amounts that will be received by or allocated to any Non-employee Director under the Director Plan are not currently determinable because no specific grants have been decided upon.

To be approved, this proposal must receive an affirmative majority of the votes cast at the Meeting. The Company has been advised that Robert I. Toll and Bruce E. Toll intend to vote the shares they beneficially own in favor of the approval of the Director Plan. See “Voting Securities and Security Ownership — Security Ownership of Principal Shareholders and Management.”

Upon approval by the stockholders of both the Employee Plan (described above under Proposal Two) and the Director Plan, the Toll Brothers, Inc. Stock Incentive Plan (1998) (the “1998 Plan”) shall be terminated with respect to granting additional options, no further grants will be made under the 1998 Plan, and the 1998 Plan will be continued solely for the purpose of administering grants previously made thereunder. If either of the Employee Plan and the Director Plan is not approved by stockholders, the 1998 Plan will continue in effect.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL THREE

PROPOSAL FOUR

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has re-appointed, subject to stockholder approval, Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending October 31, 2007. Ernst & Young LLP has audited the Company’s consolidated financial statements since 1984.

Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Company has been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

The following table sets forth the fees paid to Ernst & Young LLP for professional services for each of the two fiscal years ended October 31, 2006 and 2005:

	2006	2005

Audit Fees(1)	$940,970	$964,495
Audit-Related Fees(2)	195,850	186,050
Tax Fees(3)	27,500	50,000

	$1,164,320	$1,200,545

(1)	“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the attestation of the independent registered public accounting firm with respect to management’s assessment of internal control over financial reporting, (c) the review of quarterly financial information, (d) the stand-alone audits of certain of its subsidiaries, (e) the issuance of consents in various filings with the SEC, and (f) the issuance of comfort letters to underwriters in connection with various debt offerings.

(2)	“Audit-Related Fees” include fees billed for audits of various joint ventures in which the Company has an interest, and the Toll Brothers Realty Trust Group.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters.

The Audit Committee negotiates the annual audit fee directly with the Company’s independent auditors. The Audit Committee also establishes pre-approved limits for which the Company’s management can engage the Company’s independent auditors for specific services. Any work which exceeds these pre-approved limits in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews and approves all work done by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees were approved by the Audit Committee for fiscal 2006.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL FOUR

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Director Independence

The standards applied by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with the rules of the NYSE, generally provide that a director is not independent if: (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons-and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) is, or has been within the last three years, an executive officer, of the Company; (2) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (3) (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, and (6) the director or an immediate family member is, or within the past three years has been, an affiliate of, another company in which, in any of the last three years, any of the Company’s present executive officers directly or indirectly either (a) owned more than five percent (5%) of the total equity interests of such other company, or (b) invested or committed to invest more than $900,000 in such other company. In addition to these objective standards, the Board of Directors has adopted a general standard, also in compliance with the NYSE rules, to the effect that no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that the Company’s current “independent” directors are: Robert S. Blank, Edward G. Boehne, Richard J. Braemer, Roger S. Hillas, Carl B. Marbach, Stephen A. Novick and Paul E. Shapiro. As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

Independent and Non-Management Directors

•	A majority of the members of the Company’s Board of Directors have been determined to meet the NYSE’s standards for independence. See “Director Independence,” above.

•	The Company’s independent directors and non-management directors hold meetings separate from management. Edward G. Boehne is currently acting as chairman at meetings of the independent directors and the non-management directors. During fiscal 2006, the independent directors met four times and the non-management directors met once.

Audit Committee

•	All members of the Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “Director Independence,” above.

•	The Board of Directors has determined that all members of the Audit Committee are financially literate. Further, the Board of Directors has determined that Edward G. Boehne possesses accounting or related financial management expertise within the meaning of the listing standards of the NYSE, and is an audit committee financial expert within the meaning of the applicable SEC rules.

•	The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. The charter can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

•	Ernst & Young LLP, the Company’s independent registered public accounting firm, reports directly to the Audit Committee.

•	The Company’s internal audit group reports directly to the Audit Committee.

•	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of the Company’s internal control over financial reporting.

•	The Audit Committee has adopted a Complaint Monitoring Procedure Policy to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Executive Compensation Committee

•	All members of the Executive Compensation Committee have been determined to meet the appropriate NYSE standards for independence. See “Director Independence” above. Further, each member of the Executive Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

•	The Executive Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The charter can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

Nominating and Corporate Governance Committee

•	All members of the Nominating and Corporate Governance Committee have been determined to meet the NYSE standards for independence. See “Director Independence,” above.

•	The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and standards of performance. The charter can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

•	The Nominating and Corporate Governance Committee is authorized to consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should follow the procedures described in this proxy statement under the caption “Procedures for Nominating or Recommending for Nomination Candidates for Director.” Once the Nominating and Corporate Governance Committee has identified prospective nominees, background information is elicited about the candidates, following which they are investigated, interviewed and evaluated by the Committee, which, then, reports to the Board of Directors. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. All candidates shall, at a minimum, possess a background that includes a solid education, extensive business experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the Nominating and Corporate Governance Committee’s judgment, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with the size, complexity, reputation and success of the Company.

Corporate Governance Guidelines

•	The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility. The guidelines can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

Codes of Business Conduct and Ethics

•	Management has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, violations of which may be reported to the Audit Committee. Copies of the code and any waiver or amendment to such code can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

•	The Company operates under an omnibus Code of Ethics and Business Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. Upon employment with the Company, all employees are required to affirm in writing their acceptance of the code. Copies of the code can be obtained free of charge from the Company’s website, www.tollbrothers.com, by written request to the Company at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations or by calling the Director of Investor Relations at (215) 938-8000.

Personal Loans to Executive Officers and Directors

The Company complies with and operates in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of its directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

It is the policy of the Company’s Board of Directors that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the Board of Directors attended the Company’s 2006 Annual Meeting of Stockholders except Mr. Bruce E. Toll, who notified the Chairman of the Board in advance of his inability to attend.

Communication With the Board of Directors

A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the chairman of the non-management directors or the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of General Counsel, Toll Brothers, Inc., at the address appearing on the first page of this proxy statement. Communications directed to members of the Board who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of such non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.

					Long Term
					Compensation
		Annual Compensation			Awards
					Securities
	Fiscal			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (#)(1)	Compensation ($)(6)

Robert I. Toll	2006	1,300,000	17,531,042	69,007	250,000	335,714
Chairman of the Board	2005	1,300,000	27,322,547	59,234	500,000	357,341
and Chief Executive	2004	1,300,000	30,402,451	78,217	500,000	6,128,546
Officer(2)(5)
Zvi Barzilay	2006	1,000,000	1,520,000		120,000	873,873
Chief Operating Officer	2005	1,000,000	1,400,000		240,000	847,950
and President(3)	2004	1,000,000	1,000,000		254,000	158,772
Joel H. Rassman	2006	1,000,000	1,220,000		60,000	1,108,883
Executive Vice President,	2005	1,000,000	1,000,000		116,000	1,094,164
Chief Financial Officer	2004	990,384	600,000		114,000	198,780
and Treasurer(3)(4)

(1)	All share amounts have been adjusted to reflect a two-for-one stock split distributed on July 8, 2005.

(2)	The bonus listed for Robert I. Toll for each of fiscal 2006 and 2005 was earned in fiscal 2006 and 2005, respectively, and was paid in a combination of common stock of the Company and cash pursuant to the terms of the Cash Bonus Plan and the 1998 Plan. The bonus listed for Robert I. Toll for fiscal 2004 was earned in fiscal 2004 and was paid in common stock of the Company pursuant to the terms of the Cash Bonus Plan and the 1998 Plan. The amounts listed are: (a) the fair market value of 242,560 bonus award shares as of October 31, 2006 plus $10,518,625 of cash in the case of the fiscal 2006 bonus; (b) the fair market value of 296,099 bonus award shares as of October 31, 2005 plus $16,393,528 of cash in the case of the fiscal 2005 bonus; and (c) the fair market value of bonus award shares as of October 31, 2004 in the case of the fiscal 2004 bonus. Had the bonuses been paid solely in cash, Robert I. Toll would have received $17,531,042 for the 2006 cash bonus, $27,322,547 for the 2005 cash bonus and $13,756,967 for the 2004 cash bonus. Under the terms of the Stock Deferral Plan, Mr. Toll elected to defer receipt of his 2002 bonus award shares. In December 2006, Mr. Toll received 471,098 shares of his 2002 bonus award shares.

(3)	The bonuses listed for Mr. Barzilay and Mr. Rassman for fiscal 2006, 2005 and 2004 represent amounts earned in the fiscal year in which they are reported. Mr. Barzilay elected to defer receipt of $228,000 of his 2006 bonus and $200,000 of his 2004 bonus under the terms of the Company’s Non- Qualified Deferred Compensation Plan. Mr. Rassman elected to defer $305,000 of his 2006 bonus, $150,000 of his 2005 bonus and $100,000 of his 2004 bonus under the terms of the Company’s Non-Qualified Deferred Compensation Plan. The amount of interest earned on deferred compensation in excess of 120% of the Long-Term Applicable Federal Rate is included under “All Other Compensation.” See footnote (6) below.

(4)	Under the terms of an agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman’s termination by the Company without cause, any material reduction or material adverse change in Mr. Rassman’s duties, the removal of certain fringe benefits or any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount not less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment, Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual compensation during a specified period prior to his termination.

(5)	Of the amounts included under “Other Annual Compensation”, $16,951, $11,981 and $8,590 represent the estimated cost of income tax and financial statement preparation services provided during fiscal 2006, 2005 and 2004, respectively. The remaining amounts represent the estimated value of perquisites provided by the Company including health, disability and life insurance, auto and gas allowances, auto insurance, country club dues, telephone and internet services and other miscellaneous items.

(6)	The following table provides a breakdown of the amounts paid or accrued to each individual listed under “All Other Compensation” during the fiscal year indicated:

	Robert I.	Zvi	Joel H.
	Toll	Barzilay	Rassman

Fiscal 2006
Supplemental employee retirement benefit expense(7)	$324,398	$850,623	$1,087,736
Contribution to 401(k) Plan(9)	11,316	11,316	11,316
Excess interest on deferred compensation(3)		11,934	9,831

	$335,714	$873,873	$1,108,883

Fiscal 2005
Supplemental employee retirement benefit expense(7)	$333,046	$821,038	$1,069,272
Split-dollar life insurance policy(8)
Term	13,495	5,610	4,772
Non-term	—	—	—
Contribution to 401(k) Plan(9)	10,800	10,800	10,800
Excess interest on deferred compensation(3)		10,502	8,070
Other(10)			1,250

	$357,341	$847,950	$1,094,164

Fiscal 2004
Supplemental employee retirement benefit expense(7)	$6,104,497	$135,627	$176,771
Split-dollar life insurance policy(8)
Term	13,507	4,638	3,423
Non-term	—	—	—
Contribution to 401(k) Plan(9)	10,542	10,542	10,542
Excess interest on deferred compensation(3)		7,965	6,794
Other(10)			1,250

	$6,128,546	$158,772	$198,780

(7)	In fiscal 2004, the Company adopted an unfunded supplemental employee retirement program (“SERP”). Under the terms of the SERP, each participant is entitled to an annual benefit for a period of 20 years after (a) the completion of 20 years of service and (b) reaching “normal retirement age,” which age is 62. As of the effective date of the SERP, all participants had completed 20 years of service with the Company. The SERP provides for annual benefits of $500,000 for Robert I. Toll, $260,000 for Zvi Barzilay and $250,000 for Joel H. Rassman. The expense shown for each individual in the table above represents the accrual of benefits for the individual under the SERP.

(8)	In fiscal 2003, the Company suspended premium payments under the split-dollar life insurance program for these executives based on provisions of the Sarbanes-Oxley Act of 2002. The Company terminated the program in fiscal 2005.

(9)	This amount represents the Company’s contribution and matching payment under its 401(k) salary deferred savings plan.

(10)	This amount represents directors’ fees paid by a subsidiary of the Company.

Option Grants in the Last Fiscal Year (1)

		% of Total			Potential Realizable
	Number of	Options			Value at Assumed
	Securities	Granted to			Annual Rates of Stock
	Underlying	Employees			Price Appreciation
	Options	in Fiscal	Exercise	Expiration	for Option Term(3)
Name	Granted(2)	Year	Price ($/sh)	Date	5%(3)	10%(3)

Robert I. Toll	250,000	17.44	35.97	12/20/2015	5,655,335	14,331,729
Zvi Barzilay	120,000	8.37	35.97	12/20/2015	2,714,561	6,879,230
Joel H. Rassman	60,000	4.19	35.97	12/20/2015	1,357,280	3,439,615

(1)	No stock appreciation rights (“SARs”) were granted.

(2)	These options become exercisable starting on the first anniversary of the grant, with 25% becoming exercisable at that time and 25% becoming exercisable on each of the second, third and fourth anniversary dates.

(3)	These amounts represent assumed rates of appreciation and are not intended to forecast future appreciation in the price of the Company’s common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, that they will exist at the time of any option exercise. The aggregate appreciation in value of all shares of the Company’s common stock outstanding on October 31, 2006, based on the assumed 5% and 10% rates of appreciation over the closing price of $28.91 per share of the Company’s common stock on the NYSE on the last trading day of the Company’s 2006 fiscal year, and based upon the average remaining life of the grants issued in fiscal 2006, would be approximately $2.50 billion at the assumed 5% rate of appreciation and $6.19 billion at the assumed 10% rate of appreciation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values(1)

The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 2006 and the option values as of the end of that year for the Chief Executive Officer and the other executive officers of the Company.

Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-The-Money
			Options at		Options at
			Fiscal Year-		Fiscal Year-
	Shares		End (#)		End ($)(2)
	Acquired on	Value	Exercisable(E)		Exercisable(E)
Name	Exercise (#)	Realized ($)	Unexercisable(U)		Unexercisable(U)

Robert I. Toll	385,000	10,116,000	8,720,000(E	)	187,450,203(E	)
			1,000,000(U	)	4,491,875(U	)
Zvi Barzilay	—	—	2,180,992(E	)	43,810,573(E	)
			489,500(U	)	2,263,487(U	)
Joel H. Rassman	76,708	2,737,709	1,041,792(E	)	21,350,966(E	)
			231,500(U	)	1,005,762(U	)

(1)	The Company has never issued SARs.

(2)	Such value, with respect to each share, is based on the closing price of $28.91 per share of the Company’s common stock as reported on the NYSE on the last trading day of the Company’s 2006 fiscal year, less the exercise price payable for the share.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of October 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance.

	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available
	Issued Upon	Exercise Price	for Future Issuance
	Exercise of	of Outstanding	Under Equity
	Options,	Options,	Compensation Plans
	Warrants	Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column(a))(1)
	(a)	(b)	(c)
	(In thousands)		(In thousands)

Equity compensation plans approved by security holders	25,178	$12.70	8,462
Equity compensation plans not approved by security holders	—		—

Total	25,178	$12.70	8,462

(1)	The 1998 Plan provides for automatic increases each November 1 in the number of shares available for grant by 2.5% of the number of shares issued (including treasury shares). The 1998 Plan restricts the number of shares available for grant in a year to a maximum of ten million shares.

Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee administers the Cash Bonus Plan, the Executive Officer Cash Bonus Plan, the Company’s stock option plans (in some cases along with the Board of Directors), the Stock Award Deferral Plan and the Supplemental Executive Retirement Plan, and determines the salaries of the Chief Executive Officer, the Chief Operating Officer and Chief Financial Officer. The only individuals who served as a member of the Executive Compensation Committee during the fiscal year ended October 31, 2006 are the current members of the committee. The current members of the Executive Compensation Committee are Carl B. Marbach and Stephen A. Novick, both of whom are independent directors and neither of whom has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K or ever served as an officer of the Company or any of its subsidiaries.

PERFORMANCE GRAPH

The following graph and chart compares the five-year cumulative total return (assuming an investment of $100 was made on October 31, 2001 and that dividends, if any, were reinvested) from October 31, 2001 to October 31, 2006 for (a) the Company’s common stock, (b) the Standard & Poor’s S&P Homebuilding Index (the “S&P Homebuilding”) and (c) the Standard & Poor’s 500 Composite Stock Index (the “S&P 500”):

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG TOLL BROTHERS, INC.,
S&P HOMEBUILDING INDEX AND S&P 500 INDEX

October 31,	2001	2002	2003	2004	2005	2006
Toll Brothers, Inc.	100.00	131.45	236.46	297.50	473.81	371.12
S&P Homebuilding	100.00	137.74	257.06	315.89	427.11	342.96
S&P 500	100.00	84.89	102.55	112.21	122.00	141.94

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Basic Policy Considerations

The Company’s compensation policies with respect to its executive officers, established by the Board of Director’s Executive Compensation Committee (the “Executive Compensation Committee”), for periods through fiscal 2006 continued to be based on the principles that compensation should reflect the financial performance of the Company and the performance of the executive, and that long-term incentives should be a significant factor in the determination of executive officers’ compensation. The Executive Compensation Committee sets executive compensation at levels that are sufficiently competitive so that the Company will attract, motivate and retain the highest quality individuals to contribute to the Company’s goals, objectives and overall financial success. The Executive Compensation Committee has attempted to be creative in its choice of methods of compensation that are designed to provide incentives for executive performance that result in continuing improvements in the Company’s financial results, performance or condition, over both the short-term and the long-term, and to encourage continued service to the Company. A significant portion of executives’ incentive compensation has been paid in stock options and stock awards in order to align executive and stockholder interests.

The compensation program is comprised of two elements: (a) annual salary and eligibility for short-term incentive awards in the form of cash bonuses; and (b) a long-term incentive program (principally stock options and, and in the case of the Chief Executive Officer, a stock-based feature of the Cash Bonus Plan) where the level of compensation is dependent on the performance of the Company’s common stock. The details of this compensation program, with specific discussion of the program applicable to the Chief Executive Officer, are set forth below.

Annual Compensation — Executive Officers Other Than Chief Executive Officer

The Executive Compensation Committee sets the base compensation of executives, other than the Chief Executive Officer, based on the Company’s financial performance, the evaluation of the individual performance of each executive and the compensation of comparable executives at other public homebuilding companies.

Executive officers other than the Chief Executive Officer are eligible for annual incentive cash bonuses. Specifically, the awards for the Chief Operating Officer and Chief Financial Officer are made under the Company’s Executive Officer Cash Bonus Plan. These awards are not intended to be in addition to market level compensation but, instead, are designed to be a comprehensive component of annual compensation so that an executive’s annual compensation is dependent upon both Company performance as well as the Executive Compensation Committee’s assessment of the executive’s individual performance, based upon a set of goals established for each executive. Individual performance goals are established by the Executive Compensation Committee with respect to the executive’s contributions to the Company’s economic and strategic objectives, the efforts required of the executive and the executive’s ability to develop, execute and implement during the year short-term and long-term corporate goals for the current fiscal year.

Long-Term Compensation Stock Options — Executive Officers Other Than Chief Executive Officer

The stock option component of the compensation of executives other than the Chief Executive Officer has been designed to provide such executives with incentives to enhance stockholder value through their efforts. Options are granted at fair market value on the date of grant and generally vest over four years, although, at times, other vesting periods have been used. The options have significant restrictions on the executive’s ability to exercise the options and sell the shares acquired upon exercise without the appropriate consent of the Company. No constant criteria are used year to year in the granting of stock options. The Executive Compensation Committee makes a determination of the effectiveness of the executive and the extent of the executive’s contributions to the Company’s success and, based on that determination, awards stock options to deserving executive officers. Because the options are granted with exercise prices equal to the fair market value of the underlying common stock on the date of grant, any value that ultimately accrues to the executive is based entirely upon the Company’s performance, as perceived by investors who establish the market price for the common stock.

Fiscal 2006 Compensation for Chief Executive Officer

In 1990, the Board of Directors decided that salary, bonus and option grants for the Company’s Chief Executive Officer, Robert I. Toll, should be determined pursuant to objective measurements, including appropriate performance criteria in addition to compensation that reflects information concerning compensation of comparable executives. Since 1995, the base salary for Robert I. Toll has been determined by a formula intended to increase his base salary by no less than the increase in the Consumer Price Index (using U.S. Department of Labor definitions) and by no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company’s next ten most highly compensated employees for the adjustment year. From 1998 through 2002, Mr. Toll agreed to limit his base salary to $1,000,000. For fiscal 2003 and 2004, the committee awarded Mr. Toll an annual base salary of $1,150,000 and $1,300,000, respectively. Mr. Toll volunteered to waive his base salary increase for fiscal 2005, fiscal 2006 and fiscal 2007, resulting in his base salary for each of those fiscal years remaining at $1,300,000.

Since 1993, cash bonuses for Mr. Toll have been determined based on formulas contained in the Company’s Cash Bonus Plan, as amended from time to time (the “Cash Bonus Plan”). In 1996, the Executive Compensation Committee and the Board of Directors determined that, by obtaining the agreement of Mr. Toll to accept his bonus in shares of the Company’s common stock rather than in cash, the interests of the Chief Executive Officer and the stockholders would be further aligned. The Executive Compensation Committee and the Board of Directors amended the Cash Bonus Plan in 1996, 1998 and 2000, in each case with stockholder approval, to provide that Mr. Toll’s bonuses for fiscal years ended October 31, 1996 through October 31, 2004 would be paid in shares of the Company’s common stock at the fair market value as determined under the respective plans on the respective dates established by the committee in 1996, 1998 and 2000, which payments would be in the form of a stock award (a “stock award feature”) currently under the terms of the Toll Brothers, Inc. Stock Incentive Plan (1998). In fiscal 2004, the Board of Directors and Mr. Toll mutually agreed to reduce the bonus amount to which Mr. Toll was entitled to under the Cash Bonus Plan for fiscal 2004 by reducing the cash bonus award formula approved by the stockholders and capping stock appreciation in connection with the stock award feature.

At the 2005 Annual Meeting of Stockholders, the stockholders approved an amendment to the Cash Bonus Plan to provide that Mr. Toll would be entitled to receive cash bonus awards (before adjustment for the stock conversion feature, as described below) for fiscal years ended October 31, 2005, October 31, 2006 and October 31, 2007, in an amount equal to the sum of (1) 1.5% of the Company’s income before income taxes (as defined in the Cash Bonus Plan) in excess of 10% and up to 20% of shareholders’ equity (as defined in the Cash Bonus Plan) of the Company as of the end of the preceding fiscal year, plus (2) 2.25% of the Company’s income before income taxes in excess of 20% and up to 30% of shareholders’ equity of the Company as of the end of the preceding fiscal year, plus (3) 3.5% of the Company’s income before income taxes in excess of 30% of shareholders’ equity of the Company as of the end of the preceding fiscal year. In addition, for each of the fiscal years ending October 31, 2005, October 31, 2006 and October 31, 2007, the cash bonus award would be adjusted by applying a stock conversion feature, as follows: (a) the cash bonus award would be converted into shares by dividing the cash bonus award by $23.175 (adjusted for the July 2005 stock split, the “Award Conversion Price”), the closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) on October 29, 2004, the last trading day of the Company’s 2004 fiscal year and (b) the number of shares calculated in clause (a) would then be multiplied by the closing price of the Company’s common stock on the NYSE on the last trading day of the fiscal year for which the bonus is being calculated (the “Stock-Adjusted Bonus Value”). The Stock-Adjusted Bonus Value, subject to the caps and limitations outlined below, would be paid 60% in cash, with the remaining 40% being paid in unrestricted shares of the Company’s common stock, calculated by dividing 40% of the Stock-Adjusted Bonus Value by the closing price of the Company’s common stock on the NYSE on the last trading day of the fiscal year for which the Stock Adjusted Bonus Value is being calculated. The price of the Company’s common stock used in determining the Stock-Adjusted Bonus Value may not exceed 160% of the Award Conversion Price, or $37.08.

On December 7, 2005, the Executive Compensation Committee and Mr. Toll entered into an amendment to the Cash Bonus Plan that reduced Mr. Toll’s potential bonus amount by providing that, with respect to the Company’s fiscal years ended October 31, 2006 and ending October 31, 2007, in the event, as of the last day of either such fiscal year, the closing price per share on the NYSE is equal to or less than $36.91 (the closing price per share on the NYSE of the Company’s common stock on the last day of the Company’s fiscal year ended October 31, 2005), and greater than or equal to the Award Conversion Price, the cash bonus award will not be adjusted by applying the stock conversion feature as described above to achieve a Stock-Adjusted Bonus Value.

Bonus awards under the Cash Bonus Plan, as amended, are capped at 2.9% of the Company’s pre-tax/pre-bonus income for the fiscal year as to which the bonus amount is being calculated, regardless of whether or not the cash bonus award is adjusted by applying the stock conversion feature as described above to achieve a Stock-Adjusted Bonus Value.

Pursuant to the terms of the Cash Bonus Plan, as amended, because the closing price per share on the NYSE of the Company’s common stock on the last day of the Company’s fiscal year ended October 31, 2006 was less than $36.91, Mr. Toll’s cash bonus award for fiscal 2006 under the Cash Bonus Plan was not adjusted as described above to achieve a Stock-Adjusted Bonus Value. Under the terms of the Cash Bonus Plan, Mr. Toll was entitled to receive a cash bonus award for fiscal 2006 of $21,531,042.

On December 15, 2006, the Executive Compensation Committee and Mr. Toll entered into an amendment to the Cash Bonus Plan that reduced by $4,000,000 the cash bonus award for fiscal 2006 that Mr. Toll was entitled to receive under the Cash Bonus Plan. As a result of this amendment, the cash bonus award payable to Mr. Toll under the Cash Bonus Plan for fiscal 2006 was reduced to $17,531,042, which would have been payable 60% in cash and 40% in unrestricted shares of the Company’s common stock, calculated by dividing 40% of $17,531,042 by $28.91 (the closing price of the Company’s common stock on the NYSE on the last day of fiscal 2006).

In addition, Mr. Toll’s bonus payment was further revised on December 15, 2006 to provide that $3,000,000 ($1,800,000 million of cash and $1,200,000 million of unrestricted stock valued as of the date of the bonus payment) be exchanged for shares of restricted stock on the date of the bonus payment. The number of shares of restricted stock was calculated by dividing $3,000,000 by $31.06, the closing price of the Company’s common stock on the NYSE on January 5, 2007, the date on which Mr. Toll’s fiscal 2006 bonus award was paid. Mr. Toll received 96,586 shares of restricted stock. The restricted stock Mr. Toll received will vest 50% on the first anniversary of the exchange and 50% on the second anniversary of the exchange unless Mr. Toll retires, dies or becomes disabled (as such terms are defined in the stock award document) at which time the shares will immediately vest.

The Cash Bonus Plan is intended to provide bonuses that will be treated as “performance based compensation” exempt from the limitations on deductibility imposed under Section 162(m) of the Code.

Deferred Compensation Plan

The Company has a non-qualified deferred compensation plan that permits a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended, to voluntarily defer receipt of a portion of their compensation. The deferred compensation earns various rates of return depending upon when and how long the compensation is deferred.

Supplemental Executive Retirement Plan

The Company, in October 2004, established a Supplemental Executive Retirement Plan in the nature of a defined benefit retirement plan, effective as of September 1, 2004. The plan covers the three named executive officers. In addition, Bruce E. Toll was named a participant upon execution of an Advisory and Non-Competition Agreement.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation over $1 million paid to certain “covered employees” (its chief executive officer or to any of its four other most highly compensated executive officers). Performance-based compensation will not be subject to the deduction limitation if certain requirements set forth in the Code and applicable Treasury Regulations are met. While the Company generally structures its compensation plans applicable to these covered employees to comply with the performance-based compensation exemption requirements of Section 162(m), corporate objectives may not always be consistent with the requirements for full deductibility. Accordingly, the Board of Directors and the Executive Compensation Committee reserve the authority to award non-deductible compensation to the Company’s executive officers as they deem appropriate. During fiscal year 2006, the committee believes that all cash compensation paid, except for $300,000, was deductible under Section 162(m).

The Executive Compensation Committee also annually reviews its charter, reports to the Board of Directors on its performance and conducts a committee self-assessment process.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors.

Carl B. Marbach (Chairman)
Stephen A. Novick

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of, and reports to, the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended October 31, 2006 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under U.S. generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee reviewed with the independent registered public accounting firm its independence from the Company and the Company’s management, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and reviewed and approved the compatibility of non-audit services with the auditors’ independence. The Audit Committee reviewed the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for fiscal 2006.

The Audit Committee met four times during fiscal year 2006. In the course of the meetings, the Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s systems of internal control, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed the Company’s internal controls and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Audit Committee obtained periodic updates from management on the process and reviewed management’s and the independent registered public accounting firm’s evaluation of the Company’s system of internal controls to be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2006 to be filed with the Securities and Exchange Commission. The Audit Committee’s Chairman held two separate telephonic discussions with the independent registered public accounting firm and management prior to each release of Company quarterly and annual financial information or the filing of any such information with the SEC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2006 for filing with the SEC. The Audit Committee’s recommendation was considered and approved by the Board of Directors. The Audit Committee also re-appointed, subject to stockholder approval, Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

The Audit Committee also annually reviews its charter, reports to the Board of Directors on its performance and conducts a committee self-assessment process.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Paul E. Shapiro (Chairman)
Edward G. Boehne
Roger S. Hillas
Carl B. Marbach

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations thereunder require certain of the Company’s officers, as well as the Company’s directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period November 1, 2005 through October 31, 2006 were made on a timely basis.

CERTAIN TRANSACTIONS

In addition to the performance of their duties for the Company, Robert I. Toll and Bruce E. Toll (the “Tolls”), either jointly or independently, have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase, sale and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. The Company leases, at what it believes to be competitive market rates, office space from a business controlled by Robert I. Toll, Bruce E. Toll, Zvi Barzilay and Joel H. Rassman. During the last fiscal year, the Company paid to such business approximately $59,662 in rent. The Company also leased, at what it believes to be competitive market rates, two apartments in an apartment complex owned by a business controlled by Robert I. Toll and Bruce E. Toll. The apartments were originally leased by the Company during fiscal 2005 for use by outside consultants and the lease agreements expired in March 2006. During fiscal 2006, the Company paid $5,230 in rent for the apartments. The Company provided services to other businesses controlled by the Tolls during the fiscal year, which were billed at cost and paid throughout the year in advance with monies deposited with the Company to pay for services provided by the Company to them. These transactions are reviewed and monitored by the Audit Committee. In addition to the foregoing, Mr. Robert I. Toll has agreed, with the approval of the Executive Compensation Committee, to pay for one-half of the cost of an employee of the Company who provides Mr. Toll with investment advice.

To take advantage of commercial real estate opportunities, the Company formed Toll Brothers Realty Trust Group (the “Trust”) in 1998. The Trust is effectively owned one-third by the Company, one-third by Robert I. Toll, Bruce E. Toll (and members of his family), Zvi Barzilay (and members of his family), Joel H. Rassman, and other current and former members of the Company’s senior management, and one-third by the Pennsylvania State Employees Retirement System (collectively, the “Shareholders”). The Shareholders entered into subscription agreements whereby each group had agreed to invest additional capital in an amount not to exceed $1.85 million if required by the Trust. The subscription agreements, which were due to expire in August 2006, were extended until August 2008. At October 31, 2006, the Company had an investment of $6.6 million in the Trust.

The Company provides development, finance and management services to the Trust and received fees under the terms of various agreements of approximately $2.5 million in fiscal 2006. The Company believes that these transactions were on terms no less favorable than it would have agreed to with unrelated parties. The Company also incurs certain costs on behalf of the Trust for which the Company is reimbursed by the Trust. These fees and reimbursements were paid to the Company throughout the year. The amount due the Company for fees and reimbursements as of October 31, 2006, was approximately $229,860. The largest amount due the Company from the Trust at any time during the last fiscal year was approximately $379,203.

During fiscal 2006, the Company sold a home to a daughter of Robert I. Toll and her husband, an employee of the Company, for a price of $1,582,186, which reflects a discount of $48,934 from the normal purchase price. The discount is consistent with the Company’s policy of providing home purchase discounts to immediate family members of Company employees.

The Company is building and selling a home to a daughter of Bruce E. Toll and her husband, for a price of approximately $2,468,075, which reflects a discount of $105,925 from the normal purchase price. The discount is consistent with the Company’s policy of providing home purchase discounts to immediate family members of Company employees.

The Company is building and selling a home to a son of Robert I. Toll, for a price of approximately $2,098,550, which reflects a discount of $87,440 from the normal purchase price. The discount is consistent with the Company’s policy of providing home purchase discounts to immediate family members of Company employees.

Noah Grassi, the husband of Robert I. Toll’s daughter, is employed by the Company as a Project Manager and in fiscal 2006 received $77,999 in base salary. In addition to his base salary, Mr. Grassi received a bonus of $15,000 and an option to acquire 500 shares of the Company’s common stock, which vests over four years. Mr. Grassi also received normal fringe benefits such as medical insurance, life insurance, disability insurance, contributions to the Company’s 401(k) Plan and auto and gas allowances with an estimated value of approximately $16,114.

Adam Barzilay, the son of Zvi Barzilay, is employed by the Company as a Land Acquisition Manager and in fiscal 2006 received $117,476 in base salary. In addition to his base salary, Mr. Barzilay received a bonus of $57,000 and an option to acquire 1,250 shares of the Company’s common stock which vests over four years. Mr. Barzilay also received normal fringe benefits such as medical insurance, life insurance, disability insurance, contributions to the Company’s 401(k) Plan and auto and gas allowances with an estimated value of approximately $19,420.

The Company believes that the compensation paid to each of Messrs. Noah Grassi and Adam Barzilay is equivalent to the compensation it would pay to unrelated individuals for similar positions.

The Audit Committee, concerned with the safety and security of Company executives while traveling on Company business and the extensive amount of time lost due to such travel, approved the chartering, from time to time, for business purposes, of an aircraft that is owned and operated by Grey Falcon, LLC and Grey Falcon Management, L.P., companies solely owned by Robert I. Toll and an affiliate of Robert I. Toll. The charter rates paid by the Company were less than those generally charged in the industry at those times for the same type aircraft. In fiscal 2006 and the period from the end of fiscal 2006 through the date of this proxy statement, Mr. Toll’s companies have received or are entitled to receive fees for chartering the aircraft of approximately $323,505 from the Company.

Ballard, Spahr, Andrews & Ingersoll, LLP, the law firm of which Richard J. Braemer, a director of the Company, is a partner, acted as counsel to the Company in various matters during fiscal 2006 and was paid aggregate fees of approximately $431,851 during fiscal 2006.

During fiscal 2006, Bruce E. Toll became the Chairman of Philadelphia Media Holdings, L.L.C., which is the parent company of the Philadelphia Inquirer and the Philadelphia Daily News, two newspapers where the Company routinely advertises its homes and employment opportunities. During fiscal 2006, the Company paid approximately $1,195,880 in advertising to the Philadelphia Inquirer and the Philadelphia Daily News, of which $784,975 was paid prior to Mr. Toll becoming chairman.

For information regarding certain other transactions, see “Proposal One — Election of Directors for Terms Ending 2010 — Compensation of Directors.”

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholders interested in submitting a proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders may do so by following the procedures prescribed by SEC Rule 14a-8. To be eligible for inclusion, proposals must be submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by October 8, 2007.

A stockholder of the Company may wish to have a proposal presented at the 2008 Annual Meeting of Stockholders, but not to have the proposal included in the Company’s proxy statement and form of proxy relating to that meeting. Under the Company’s bylaws, except as otherwise prescribed by the presiding officer, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board of Directors, by the presiding officer, or by a stockholder entitled to vote who has delivered written notice to the Company (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 or more than 75 days prior to the first anniversary of the mailing of proxy materials for the preceding year’s annual meeting — that is, with respect to the 2008 Annual Meeting of Stockholders, between November 22, 2007 and December 22, 2007. In addition, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in the Company’s proxy statement, and (b) the requirements set forth below for having the Company’s Nominating and Corporate Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director. If notice of any such proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by December 22, 2007, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4 promulgated under the Securities Exchange Act of 1934 and, therefore, the persons appointed by the Company’s Board of Directors as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

PROCEDURES FOR NOMINATING OR RECOMMENDING FOR NOMINATION
CANDIDATES FOR DIRECTOR

Any stockholder may submit a nomination for director by following the procedures outlined in Section 2-8 of the Company’s bylaws. In addition, the Nominating and Corporate Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Nominating and Corporate Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of the common stock of the Company for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Nominating and Corporate Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement. In order to be considered for nomination as a candidate for election as a director at the 2008 Annual Meeting of Stockholders, a candidate recommended by a stockholder shall, at a minimum, possess a background that includes a solid education, extensive business experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the view of the Nominating and Corporate Governance Committee have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation and success of the Company.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While the Company does not utilize householding, some intermediaries may be “householding” our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the first page of this proxy statement to the attention of the Director of Investor Relations or by calling (215) 938-8000. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

SOLICITATION OF PROXIES

The enclosed form of proxy is being solicited on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

ANNUAL REPORT ON FORM 10-K

The Company makes available free of charge on its website, www.tollbrothers.com, the Company’s annual report on Form 10-K as filed with the SEC. The Company will provide without charge to each person whose proxy is being solicited by this proxy statement, on the written request of any such person, a copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its most recent fiscal year. Such written requests should be directed to Director of Investor Relations, at the address of the Company appearing on the first page of this proxy statement.

By Order of the Board of Directors

Michael I. Snyder
Secretary

Horsham, Pennsylvania
February 5, 2007

ADDENDUM A

TOLL BROTHERS, INC.

STOCK INCENTIVE PLAN FOR EMPLOYEES
(2007)

1. Purpose.  The Toll Brothers, Inc. Stock Incentive Plan for Employees (2007) (the “Plan”) is intended as an additional incentive to employees to enter into or remain in the employ of Toll Brothers, Inc., a Delaware corporation (the “Company”), or any Affiliate (as defined below), and to devote themselves to the Company’s success by providing such employees with an opportunity to acquire or increase their proprietary interest in the Company (a) through receipt of rights (the “Options”) to acquire the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) and (b) through incentive stock awards involving the transfer or issuance of Common Stock, which may be subject to conditions of forfeiture (the “Awards”). Each Option granted under the Plan to an employee of the Company or an Affiliate (an “Optionee”) is intended to be an incentive stock option (“ISO”) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the limitation of Subsection 6(a) and (ii) any Option is specifically designated at the time of grant (the “Grant Date”) as not being an ISO (“Non-Qualified Stock Option. No Option granted to a person who is not an employee of the Company or any Affiliate on the Grant Date shall be an ISO.

For purposes of the Plan, the term “Affiliate” shall mean a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.

2. Administration.  The Plan shall be administered by the Board of Directors. However, the Board of Directors may designate a committee or committees composed of two or more of its members to operate and administer the Plan in its stead. Any such committee and the Board of Directors in its administrative capacity with respect to the Plan is referred to herein as the “Committee.”

The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

The Committee shall, from time to time at its discretion, direct the Company to grant Options and Awards pursuant to the provisions of the Plan. The Committee shall have plenary authority to determine the Optionees to whom and the times at which Options and Awards shall be granted, the number of Option Shares (as defined in Section 4) or Awards to be granted and the price and other terms and conditions thereof, including a specification with respect to whether an Option is intended to be an ISO subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the Optionee’s services and responsibilities, the Optionee’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provision of the Plan or of any Option or Award granted under it shall be final, binding and conclusive.

No member of the Board of Directors or the Committee shall be personally liable for any action or determination made in good faith with respect to the Plan or any Option or Award granted under it. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power and discretion given to him under the Plan, except those resulting from (i) any breach of such member’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would result in liability under Section 174 of the General Corporation Law of the State of Delaware, as amended, and (iv) any transaction from which the member derived an improper personal benefit.

In addition to such other rights of indemnification as he may have as a member of the Board of Directors or the Committee, and with respect to administration of the Plan and the granting of Options and Awards under it, each member of the Board of Directors and of the Committee shall be entitled without further act on his part to indemnity from the Company for all expenses (including the amount of any judgment and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options or Awards under it in which he may be involved by reason of his being or having been a member of the Board of Directors or the Committee, whether or not he continues to be such member of the Board of Directors or the Committee at the time of the incurring of such expenses; provided, however, that such indemnity shall not include any expenses incurred by such member of the Board of Directors or the Committee: (i) in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duties as a member of the Board of Directors or the Committee; or (ii) in respect of any matter in which any settlement is effected to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or accessible by any such member of the Board of Directors or the Committee unless within five days after institution of any such action, suit or proceeding he shall have offered the Company in writing the opportunity to handle and defend such action, suit or proceeding at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board of Directors or the Committee and shall be in addition to all other rights to which such member of the Board of Directors or the Committee would be entitled as a matter of law, contract or otherwise.

3. Eligibility.  All employees of the Company or its Affiliates shall be eligible to receive ISOs and Options that are Non-Qualified Stock Options and to receive Awards hereunder. An Employee may receive more than one Option or Award, but only on the terms and subject to the restrictions of the Plan.

4. Shares Under the Plan.  The total number of shares of Common Stock available for issuance under the Plan shall be ten million shares (10,000,000), of which no more than three million (3,000,000) shares of Common Stock shall be available for granting Awards under the Plan. The foregoing amounts are subject to adjustment as provided in Section 8. If any shares subject to any Option (“Option Shares”) or shares subject to an Award granted hereunder (“Award Shares”) are forfeited or such Option otherwise terminates without the issuance of such shares, the shares subject to such Option or Award, to the extent of any such forfeiture or termination, shall again be available for the grant of Options and Awards under the Plan. Option Shares and Awards shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If any outstanding Option granted under the Plan expires, lapses or is terminated for any reason, or if the shares of Common Stock that has been transferred pursuant to an Award under the Plan are forfeited for any reason, the Option Shares allocable to the unexercised portion of such Option and the forfeited shares of Common Stock may again be the subject of an Option or Award granted pursuant to the Plan.

5. Term of Plan.  The Plan is adopted December 13, 2006, effective upon approval by the Company’s stockholders. No Option or Award may be granted under the Plan after December 13, 2016.

6. Terms and Conditions of Options.  Options granted pursuant to the Plan shall be evidenced by written documents (the “Option Documents”) in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

(a) Number of Option Shares.  Each Option Document shall state the number of Option Shares to which it pertains. In no event shall the aggregate fair market value of the Option Shares (determined at the time the ISO is granted) with respect to which an ISO is exercisable for the first time by the Optionee during any calendar year (under all incentive stock option plans of the Company or its Affiliates) exceed $100,000. In addition, and anything to the contrary otherwise contained in the Plan notwithstanding, no employee shall be granted more than 1,000,000 Option Shares during any calendar year.

(b) Option Price.  Each Option Document shall state the price at which Option Shares may be purchased (the “Option Price”), which shall be at least 100% of the fair market value of the Common Stock on the date the Option is granted as determined by the Committee; provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the fair market value of the Option Shares on the date the Option is granted. If the Common Stock is traded in a public market, listed on a national securities exchange or included in the NASDAQ National Market System, then the fair market value per share shall be the last reported sale price thereof on the relevant date, or, if the Common Stock is not so listed or included, the fair market value shall be the mean between the last reported “bid” and “asked” prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable, and as the Committee determines.

(c) Medium of Payment.  An Optionee shall pay for Option Shares: (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Common Stock held by the Optionee for more than one year. If payment is made in whole or in part in shares of the Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing shares of Common Stock legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind and having a fair market value on the date of delivery of such notice that is not greater than the Option Price of the Option Shares with respect to which such Option is to be exercised, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates. In the event that certificates for shares of the Company’s Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Option Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent the Option Shares in respect of which payment is made, and such excess number of shares. Notwithstanding the foregoing, the Committee, in its sole discretion, may refuse to accept shares of Common Stock in payment of the Option Price. In that event, any certificates representing shares of Common Stock which were delivered to the Company shall be returned to the Optionee with notice of the refusal of the Committee to accept such shares in payment of the Option Price. The Committee may impose such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate, subject to the provisions of the Plan.

(d) Termination of Options.  No Option shall be exercisable after the first to occur of the following:

(i) Expiration of the Option term specified in the Option Document. With respect to an ISO, the Option term shall not exceed (A) ten years from the Grant Date or (B) five years from the Grant Date if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of an Affiliate. With respect to any other Option, the Option term shall not exceed ten years and one day from the date of grant;

(ii) Expiration of three months (or such shorter period as the Committee may select) from the date the Optionee’s employment with the Company or its Affiliates terminates for any reason other than: (a) disability (within the meaning of Section 22(e)(3) of the Code) or death or (b) circumstances described by paragraph (d)(vi), below;

(iii) Expiration of one year from the date the Optionee’s employment with the Company or its Affiliates terminates by reason of the Optionee’s disability (within the meaning of Section 22(e)(3) of the Code) or death;

(iv) The date, if any, set by the Committee as an accelerated expiration date in the event of a “Change in Control” (as defined in Subsection 6(e) below) provided an Optionee who holds an Option is given written notice at least 30 days before the date so fixed.

(v) The date set by the Committee to be an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options from that in effect on the date the Plan was adopted adversely affects or, in the determination of the Committee, may adversely affect in the foreseeable future, the Company, provided the Committee may take whatever other action, including acceleration of any exercise provisions, it deems necessary should it make the determination referred to hereinabove.

(vi) A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his employment contract with the Company or an Affiliate, or has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or has disclosed trade secrets of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee, upon a determination by the Committee, shall automatically forfeit all Option Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price.

Notwithstanding the foregoing, the Committee may, at its discretion, provide in an Option Document, either at the time of grant or at a later date by amendment thereto, (a) for an Option to be exercisable beyond the date it would otherwise terminate pursuant to the provisions of this Section 6(d) (provided, however, that no such continued period of exercisability may extend beyond the expiration date specified in the Option Document); (b) for the continued increase in exercisability of an Option beyond the termination of the Optionee’s employment with the Company or any of its affiliates; and (c) such terms and conditions as its deems appropriate in order for any such continued and/or increased exercisability to be effective. If the Committee does not, however, include in an Option Document any such provisions concerning exercisability of an Option following the termination of employment of an Optionee, the Option shall be exercisable during any period following the termination of employment of an Optionee only to the extent such Option was exercisable immediately prior to the date such Optionee’s employment was terminated.

(e) Change of Control.  In the event of a Change of Control (as defined below), the Committee may take whatever action with respect to the Options outstanding that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date in the respective Option Documents to a date no earlier than thirty (30) days after notice of such acceleration is given to the Optionees. In addition to the foregoing, Options granted pursuant to the Plan shall become immediately exercisable in full immediately prior to a Change of Control. A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation, or (iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Common Stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(f) Transfers.  No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him. Notwithstanding the foregoing a Non-qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order,” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Notwithstanding the foregoing, the Committee may permit a Non-qualified Stock Option to be transferred by the Optionee in a transaction qualifying as a “Family Transfer” (as hereinafter defined). For these purposes, a Family Transfer is a transfer of a Non-qualified Stock Option to any person qualifying as a “family member,” as that term is defined in the General Instructions to Form S-8 as published by the Securities and Exchange Commission (“Form S-8”); provided, however, that no transfer shall be treated as a Family Transfer if the transfer would be treated as a transfer for value for purposes of Form S-8. Form S-8 defines “family member” as including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employees’ household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

(g) Other Provisions.  The Option Documents shall contain such other provisions, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

(h) Amendment.  Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee’s consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made under Subsection 6(e).

7. Exercise.  No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Option Shares to be purchased. Each such notice shall specify the number of Option Shares to be purchased and shall (unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933 (the “Act”)), contain the Optionee’s acknowledgment in form and substance satisfactory to the Company that (a) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Option Shares may not have been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Option Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the above, should the Company be advised by counsel that issuance of shares should be delayed pending (A) registration under federal or state securities laws (B) the receipt of an opinion that an appropriate exemption therefrom is available, (C) the listing or inclusion of the shares on any securities exchange or in an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Option Shares, the Company may defer exercise of any Option granted hereunder until event A, B, C, or D has occurred.

8. Adjustments on Changes in Common Stock.  The aggregate number of shares of Common Stock as to which Options or Awards may be granted hereunder, along with any other limitations on Options and Awards or other provisions set forth in the Plan as a stated number of shares of Common Stock, the number of Option Shares covered by each outstanding Option and the Option Price per Option Share shall be appropriately adjusted in the event of a stock dividend, stock split or other increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made which will cause an ISO to lose its status as such without the consent of the Optionee.

9. Amendment of the Plan.  The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, change the class of individuals eligible to receive an ISO, extend the expiration date of the Plan, decrease the minimum Option Price of an ISO granted under the Plan or increase the maximum number of shares as to which Options may be granted.

10. Continued Employment.  The grant of an Option or an Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreements express or implied, on the part of the Company or any Affiliate to retain the Optionee in the employ of the Company or an Affiliate.

11. Withholding of Taxes.  Whenever the Company proposes or is required to issue or transfer Option Shares pursuant to the terms of an Option or Award Shares pursuant to an Award, the Company shall have the right to (i) require the recipient or transferor to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Option Shares or Award Shares or (ii) take whatever action it deems necessary to protect its interests. The Company’s obligation to make any delivery or transfer of Option Shares or Award Shares shall be conditioned on the recipient’s compliance, to the Company’s satisfaction, with any withholding requirement. The Committee may establish requirements and procedures with respect to the Company’s withholding of Option Shares or Award Shares to satisfy any federal, state and/or local withholding tax requirements which arise in connection with the transfer of Option Shares or Award Shares, as the Committee deems appropriate.

12. Terms and Conditions of Awards.  Awards granted pursuant to the Plan shall be evidenced by written Award agreements (the “Award Agreements”) in such form as the Committee shall from time to time approve, which Award Agreements shall comply with and be subject to the provisions contained in the Plan and subject to such conditions and restrictions (including conditions which may result in a forfeiture) as the Committee may, from time to time, require; provided such conditions and restrictions are not inconsistent with the terms of the Plan. The Award may provide for the lapse of restrictions on transfer and forfeiture conditions in installments. The Committee may, in its sole discretion, shorten or waive any condition or restriction with respect to all or any portion of any Award. Notwithstanding the foregoing, all restrictions and conditions shall lapse or terminate with respect to shares of Common Stock subject to an Award upon the death or disability (within the meaning of Section 22(e)(3) of the Code) of the recipient of the Award (the “Awardee”).

(a) Number of Shares.  Each Award Agreement shall state the number of shares of Common Stock to which it pertains.

(b) Purchase Price.  Each Award Agreement shall specify the purchase price, if any, which applies to the Award. If the Committee specifies a purchase price, the Awardee shall be required to make payment on or before the date specified in the Award Agreement. An Awardee shall pay for such shares of Common Stock (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve.

(c) Transfer of Shares.  In the case of an Award which provides for a transfer of shares of Common Stock without any payment by the Awardee, the transfer shall take place on the date specified in the Award Agreement. In the case of an Award which provides for a payment, the transfer shall take place on the date the initial payment is delivered to the Company, unless the Committee or the Award Agreement otherwise specifies. Stock certificates evidencing shares of Common Stock transferred pursuant to an Award shall be issued in the sole name of the Awardee. Notwithstanding the foregoing, as a precondition to a transfer, the Company may require an acknowledgment by the Awardee as required with respect to Options under Section 7 and may further require that the Awardee satisfy any of the Company’s withholding obligations attributable to any federal, state or local law as a result of such transfer.

(d) Forfeiture Conditions.  The Committee may specify in an Award Agreement any conditions under which the Awardee shall be required to convey to the Company the shares of Common Stock covered by the Award. Upon the occurrence of any such specified condition, the Awardee shall forthwith surrender and deliver to the Company the certificates evidencing such shares as well as completely executed instruments of conveyance. The Committee, in its discretion, may provide that certificates for shares of Common Stock transferred pursuant to an Award be held in escrow by the Company’s Treasurer or an appropriate officer of the Company, together with an undated stock power executed by the Awardee, until such time as each and every condition that may result in a forfeiture has lapsed, and that the Awardee be required, as a condition of the transfer, to deliver to such escrow agent stock powers covering the transferred shares of Common Stock duly endorsed by the Awardee. Stock certificates evidencing shares of Common Stock subject to forfeiture shall bear a legend to the effect that the Common Stock evidenced thereby is subject to repurchase or conveyance to the Company in accordance with an Award made under the Plan and that the shares of Common Stock may not be sold or otherwise transferred.

(e) Lapse of Conditions.  Upon termination or lapse of each and every forfeiture condition, the Company shall cause certificates without the legend referring to the Company’s repurchase right (but with any other legends that may be appropriate, including legends indicating the restrictions that have been established by the terms of the Award) evidencing the shares of Common Stock covered by the Award to be issued to the Awardee upon the Awardee’s surrender of the legended certificates held by him to the Company.

(f) Rights as Stockholder.  Upon payment of the purchase price, if any, for shares of Common Stock covered by an Award and compliance with the acknowledgment requirement of Subsection 12(c), the Awardee shall have all of the rights of a stockholder with respect to the shares of Common Stock covered thereby, including the right to vote such shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided by the Committee or in the Award Agreement.

(g) Lapse of Restrictions.  Upon the expiration or termination of the restrictions applicable under the terms of an Award, and the satisfaction of any other conditions set forth in an Award Agreement by the Committee as permitted under the Plan, the restrictions applicable to the shares of Common Stock granted pursuant to an Award shall lapse and a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, except any that may be imposed by law or pursuant to any shareholders agreement then in effect, to the Awardee or the beneficiary or estate of the Awardee, as the case may be. The Company shall not, however, be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the fair market value (determined as of the date the restrictions lapse) of such fractional share to the Awardee or the Awardee’s beneficiary or estate, as the case may be.

(h) Section 83(b) Elections.  An Awardee who files an election with the Internal Revenue Service to include the fair market value of any shares of Common Stock granted pursuant to an Award in gross income while they are still subject to restrictions shall promptly furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

(i) Forfeiture for Breach of Duty to Company.  Upon a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Awardee, that the Awardee has breached his or her employment contract with the Company or an Affiliate, or has been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets or confidential information of the Company or an Affiliate, Awardee shall automatically forfeit all shares of Common Stock granted pursuant to an Award for which (1) the Company has not yet delivered the share certificates to the Awardee or (ii) any restrictions applicable to such shares have not lapsed. Notwithstanding anything herein to the contrary, the Company may withhold delivery of certificates for shares of Common Stock granted pursuant to an Award pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture.

(j) Amendment.  Subject to the provisions of the Plan, the Committee shall have the right to amend Awards issued to an Awardee, subject to the Awardee’s consent if such amendment is not favorable to the Awardee, except that the consent of the Awardee shall not be required for any amendment made pursuant to Section 9 of the Plan.

(k) Change of Control.  In the event of a Change of Control (as defined in Section 6(e) above), the Committee may take whatever action with respect to Awards that have been granted under the Plan that it deems necessary or desirable. In addition to the foregoing, the restrictions applicable to shares of Common Stock issued pursuant to Awards under the Plan shall lapse immediately prior to a Change of Control.

13. Interpretation.  The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; any provision of the Plan which would cause a conflict with such conditions shall be deemed null and void to the extent permitted by applicable law and in the discretion of the Board of Directors.

14. Special Provisions Related to Code Section 409A.  Notwithstanding anything herein to the contrary, no grants of options or awards shall be made that will be treated as creating a “nonqualified deferred compensation plan” as that term is defined for purposes of Section 409A of the Code unless such grant complies with all applicable rules under Section 409A of the Code, or to the extent the Committee determines that such grant will not cause the Optionee or Awardee to be subject to taxation by reason of the inclusion of the value of such grant in the Optionee’s or Awardee’s gross income pursuant to Code Section 409A(a)(1). While it is not anticipated that any grants made under the terms of the Plan as set forth herein would create “nonqualified deferred compensation,” this Section 14 is intended to prohibit modifications to outstanding Options that would cause the modified Option to be deemed to be a new Option with an Option Price below the fair market value of Option Shares determined as of the date of such modification, unless arrangements are made so that the deemed date of “payment” for purposes of Code Section 409A is a permitted distribution date pursuant to Code Section 409A. For purposes of applying this Section 14, the Committee shall look to applicable guidance regarding the provisions of Code Section 409A as released from time to time by the Internal Revenue Service or the Department of the Treasury, including, but not limited to, IRS Notices 2005-1 and 2006-79, temporary regulations previously issued, and such other temporary or final regulations or other guidance as may be issued by the IRS regarding Code Section 409A from time to time.

15. Effective Date.  The Plan shall be effective upon approval by the Company’s stockholders.

ADDENDUM B

TOLL BROTHERS, INC.

STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS
(2007)

1. Purpose.  The Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007) (the “Plan”) is intended as an additional incentive to non-employee members of the Board of Directors (“Non-employee Director”) to serve on the Board of Directors (the “Board of Directors”) of Toll Brothers, Inc., a Delaware corporation (the “Company”), or any Affiliate (as defined below), and to devote themselves to the Company’s success by providing such Non-employee Directors with an opportunity to acquire or increase their proprietary interest in the Company (a) through receipt of rights (the “Options”) to acquire the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) and (b) through incentive stock awards involving the transfer or issuance of Common Stock, which may be subject to conditions of forfeiture (the “Awards”). No Option granted hereunder to a Non-Employee Director (an “Optionee”) shall be an incentive stock option (“ISO”) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code). All Options granted hereunder shall be non-qualified stock options (“Non-qualified Stock Options”).

For purposes of the Plan, the term “Affiliate” shall mean a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.

2. Administration.  The Plan shall be administered by the Board of Directors, without participation by any member of the Board of Directors on any matter pertaining to him. However, the Board of Directors may designate a committee or committees composed of two or more of its members to operate and administer the Plan in its stead. Any such committee and the Board of Directors in its administrative capacity with respect to the Plan is referred to herein as the “Committee.”

The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

The Committee shall, from time to time at its discretion, direct the Company to grant Options and Awards pursuant to the provisions of the Plan. The Committee shall have plenary authority to determine the Optionees to whom and the times at which Options and Awards shall be granted, the number of Option Shares (as defined in Section 4) or Awards to be granted and the price and other terms and conditions thereof, subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the Optionee’s services and responsibilities, the Optionee’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provision of the Plan or of any Option or Award granted under it shall be final, binding and conclusive.

No member of the Board of Directors or the Committee shall be personally liable for any action or determination made in good faith with respect to the Plan or any Option or Award granted under it. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power and discretion given to him under the Plan, except those resulting from (i) any breach of such member’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would result in liability under Section 174 of the General Corporation Law of the State of Delaware, as amended, and (iv) any transaction from which the member derived an improper personal benefit.

In addition to such other rights of indemnification as he may have as a member of the Board of Directors or the Committee, and with respect to administration of the Plan and the granting of Options and Awards under it, each member of the Board of Directors and of the Committee shall be entitled without further act on his part to indemnity from the Company for all expenses (including the amount of any judgment and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options or Awards under it in which he may be involved by reason of his being or having been a member of the Board of Directors or the Committee, whether or not he continues to be such member of the Board of Directors or the Committee at the time of the incurring of such expenses; provided, however, that such indemnity shall not include any expenses incurred by such member of the Board of Directors or the Committee: (i) in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duties as a member of the Board of Directors or the Committee; or (ii) in respect of any matter in which any settlement is effected to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or accessible by any such member of the Board of Directors or the Committee unless within five days after institution of any such action, suit or proceeding he shall have offered the Company in writing the opportunity to handle and defend such action, suit or proceeding at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Board of Directors or the Committee and shall be in addition to all other rights to which such member of the Board of Directors or the Committee would be entitled as a matter of law, contract or otherwise.

3. Eligibility.  All Non-employee Directors shall be eligible to receive Non-Qualified Stock Options and to receive Awards hereunder. A Non-employee Director may receive more than one Option or Award, but only on the terms and subject to the restrictions of the Plan.

4. Shares Under the Plan.  The total number of shares of Common Stock available under the Plan shall be two million (2,000,000), of which no more than one hundred thousand (100,000) shares of Common Stock shall be available for granting Awards under the Plan. The foregoing amounts are subject to adjustment as provided in Section 8. If any shares subject to any Option (“Option Shares”) or shares subject to an Award granted hereunder (“Award Shares”) are forfeited or such Option otherwise terminates without the issuance of such shares, the shares subject to such Option or Award, to the extent of any such forfeiture or termination, shall again be available for the grant of Options and Awards under the Plan. Option Shares and Awards shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If any outstanding Option granted under the Plan expires, lapses or is terminated for any reason, or if the shares of Common Stock that has been transferred pursuant to an Award under the Plan are forfeited for any reason, the Option Shares allocable to the unexercised portion of such Option and the forfeited shares of Common Stock may again be the subject of an Option or Award granted pursuant to the Plan.

5. Term of Plan.  The Plan is adopted December 13, 2006, effective upon approval by the Company’s stockholders. No Option or Award may be granted under the Plan after December 13, 2016.

6. Terms and Conditions of Options.  Options granted pursuant to the Plan shall be evidenced by written documents (the “Option Documents”) in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee shall from time to time require which are not inconsistent with the terms of the Plan. Each option granted pursuant to the Plan shall be a Non-qualified Stock Option.

(a) Number of Option Shares.  Each Option Document shall state the number of Option Shares to which it pertains.

(b) Option Price.  Each Option Document shall state the price at which Option Shares may be purchased (the “Option Price”), which shall be at least 100% of the fair market value of the Common Stock on the date the Option is granted as determined by the Committee. If the Common Stock is traded in a public market, listed on a national securities exchange or included in the NASDAQ National Market System, then the fair market value per share shall be the last reported sale price thereof on the relevant date, or, if the Common Stock is not so listed or included, the fair market value shall be the mean between the last reported “bid” and “asked” prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable, and as the Committee determines.

(c) Medium of Payment.  An Optionee shall pay for Option Shares: (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Common Stock held by the Optionee for more than one year. If payment is made in whole or in part in shares of the Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing shares of Common Stock legally and beneficially owned by such Optionee, free of all liens, claims and encumbrances of every kind and having a fair market value on the date of delivery of such notice that is not greater than the Option Price of the Option Shares with respect to which such Option is to be exercised, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates. In the event that certificates for shares of the Company’s Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Option Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent the Option Shares in respect of which payment is made, and such excess number of shares. Notwithstanding the foregoing, the Committee, in its sole discretion, may refuse to accept shares of Common Stock in payment of the Option Price. In that event, any certificates representing shares of Common Stock which were delivered to the Company shall be returned to the Optionee with notice of the refusal of the Committee to accept such shares in payment of the Option Price. The Committee may impose such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate, subject to the provisions of the Plan.

(d) Termination of Options.  No Option shall be exercisable after the first to occur of the following:

(i) Expiration of the Option term specified in the Option Document. With respect to any Option, the Option term shall not exceed ten years from the date of grant;

(ii) Expiration of three months (or such shorter period as the Committee may select) from the date the Optionee’s service on the Board of Directors of the Company or its Affiliates terminates for any reason other than: (a) disability (within the meaning of Section 22(e)(3) of the Code) or death or (b) circumstances described by paragraph (d)(vi), below;

(iii) Expiration of one year from the date the Optionee’s service on the Board of Directors of the Company or its Affiliates terminates by reason of the Optionee’s disability (within the meaning of Section 22(e)(3) of the Code) or death;

(iv) The date, if any, set by the Committee as an accelerated expiration date in the event of a “Change in Control” (as defined in Subsection 6(e) below) provided an Optionee who holds an Option is given written notice at least 30 days before the date so fixed.

(iv) The date set by the Committee to be an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options from that in effect on the date the Plan was adopted adversely affects or, in the determination of the Committee, may adversely affect in the foreseeable future, the Company, provided the Committee may take whatever other action, including acceleration of any exercise provisions, it deems necessary should it make the determination referred to hereinabove.

(v) A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his fiduciary duty to the Company or an Affiliate, or has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his service on the Board of Directors of the Company or has disclosed trade secrets of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee, upon a determination by the Committee, shall automatically forfeit all Option Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price.

Notwithstanding the foregoing, the Committee may, at its discretion, provide in an Option Document, either at the time of grant or at a later date by amendment thereto, (a) for an Option to be exercisable beyond the date it would otherwise terminate pursuant to the provisions of this Section 6(d) (provided, however, that no such continued

period of exercisability may extend beyond the expiration date specified in the Option Document); (b) for the continued increase in exercisability of an Option beyond the termination of the Optionee’s service with the Company or any of its affiliates; and (c) such terms and conditions as its deems appropriate in order for any such continued and/or increased exercisability to be effective. If the Committee does not, however, include in an Option Document any such provisions concerning exercisability of an Option following the termination of service of an Optionee, the Option shall be exercisable during any period following the termination of service of an Optionee only to the extent such Option was exercisable immediately prior to the date such Optionee’s service was terminated.

(e) Change of Control.  In the event of a Change of Control (as defined below), the Committee may take whatever action with respect to the Options outstanding that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date in the respective Option Documents to a date no earlier than thirty (30) days after notice of such acceleration is given to the Optionees. In addition to the foregoing, Options granted pursuant to the Plan shall become immediately exercisable in full immediately prior to a Change of Control. A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation, or (iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Common Stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(f) Transfers.  No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him. Notwithstanding the foregoing a Non-qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order,” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Notwithstanding the foregoing, the Committee may permit a Non-qualified Stock Option to be transferred by the Optionee in a transaction qualifying as a “Family Transfer” (as hereinafter defined). For these purposes, a Family Transfer is a transfer of a Non-qualified Stock Option to any person qualifying as a “family member,” as that term is defined in the General Instructions to Form S-8 as published by the Securities and Exchange Commission (“Form S-8”); provided, however, that no transfer shall be treated as a Family Transfer if the transfer would be treated as a transfer for value for purposes of Form S-8. Form S-8 defines “family member” as including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Non-employee Director’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Non-employee Director) control management of assets, and any other entity in which these persons (or the Non-employee Director) own more than fifty percent of the voting interests.

(g) Other Provisions.  The Option Documents shall contain such other provisions, including, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

(h) Amendment.  Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee’s consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made under Subsection 6(e).

7. Exercise.  No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Option Shares to be purchased. Each such notice shall specify the number of Option Shares to be purchased and shall (unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933 (the “Act”)), contain the Optionee’s acknowledgment in form and substance satisfactory to the Company that (a) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Option Shares may not have been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Option Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the above, should the Company be advised by counsel that issuance of shares should be delayed pending (A) registration under federal or state securities laws (B) the receipt of an opinion that an appropriate exemption therefrom is available, (C) the listing or inclusion of the shares on any securities exchange or in an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Option Shares, the Company may defer exercise of any Option granted hereunder until event A, B, C, or D has occurred. No Option granted pursuant to Section 6 may be exercised until one year has elapsed from the Grant Date.

8. Adjustments on Changes in Common Stock.  The aggregate number of shares of Common Stock as to which Options or Awards may be granted hereunder, along with any other limitations on Options and Awards or other provisions set forth in the Plan as a stated number of shares of Common Stock, the number of Option Shares covered by each outstanding Option and the Option Price per Option Share shall be appropriately adjusted in the event of a stock dividend, stock split or other increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company which are convertible into Common Stock) effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section and any such determination by the Committee shall be final, binding and conclusive.

9. Amendment of the Plan.  The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, extend the expiration date of the Plan or increase the maximum number of shares as to which Options may be granted.

10. Continued Service.  The grant of an Option or an Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreements express or implied, on the part of the Company or any Affiliate to retain the Optionee as a member of the Board of Directors.

11. Withholding of Taxes.  Whenever the Company proposes or is required to issue or transfer Option Shares pursuant to the terms of an Option or Award Shares pursuant to an Award, the Company shall have the right to (i) require the recipient or transferor to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Option Shares or Award Shares or (ii) take whatever action it deems necessary to protect its interests. The Company’s obligation to make any delivery or transfer of Option Shares or Award Shares shall be conditioned on the recipient’s compliance, to the Company’s satisfaction, with any withholding requirement. The Committee may establish requirements and procedures with respect to the Company’s withholding of Option Shares or Award Shares to satisfy any federal, state and/or local withholding tax requirements which arise in connection with the transfer of Option Shares or Award Shares, as the Committee deems appropriate.

12. Terms and Conditions of Awards.  Awards granted pursuant to the Plan shall be evidenced by written Award agreements (the “Award Agreements”) in such form as the Committee shall from time to time approve, which Award Agreements shall comply with and be subject to the provisions contained in the Plan and subject to such conditions and restrictions (including conditions which may result in a forfeiture) as the Committee may, from time to time, require; provided such conditions and restrictions are not inconsistent with the terms of the Plan. The Award may provide for the lapse of restrictions on transfer and forfeiture conditions in installments. The Committee may, in its sole discretion, shorten or waive any condition or restriction with respect to all or any portion of any Award. Notwithstanding the foregoing, all restrictions and conditions shall lapse or terminate with respect to shares of Common Stock subject to an Award upon the death or disability (within the meaning of Section 22(e)(3) of the Code) of the recipient of the Award (the “Awardee”).

(a) Number of Shares.  Each Award Agreement shall state the number of shares of Common Stock to which it pertains.

(b) Purchase Price.  Each Award Agreement shall specify the purchase price, if any, which applies to the Award. If the Committee specifies a purchase price, the Awardee shall be required to make payment on or before the date specified in the Award Agreement. An Awardee shall pay for such shares of Common Stock (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve.

(c) Transfer of Shares.  In the case of an Award which provides for a transfer of shares of Common Stock without any payment by the Awardee, the transfer shall take place on the date specified in the Award Agreement. In the case of an Award which provides for a payment, the transfer shall take place on the date the initial payment is delivered to the Company, unless the Committee or the Award Agreement otherwise specifies. Stock certificates evidencing shares of Common Stock transferred pursuant to an Award shall be issued in the sole name of the Awardee. Notwithstanding the foregoing, as a precondition to a transfer, the Company may require an acknowledgment by the Awardee as required with respect to Options under Section 6 and may further require that the Awardee satisfy any of the Company’s withholding obligations attributable to any federal, state or local law as a result of such transfer.

(d) Forfeiture Conditions.  The Committee may specify in an Award Agreement any conditions under which the Awardee shall be required to convey to the Company the shares of Common Stock covered by the Award. Upon the occurrence of any such specified condition, the Awardee shall forthwith surrender and deliver to the Company the certificates evidencing such shares as well as completely executed instruments of conveyance. The Committee, in its discretion, may provide that certificates for shares of Common Stock transferred pursuant to an Award be held in escrow by the Company’s Treasurer or an appropriate officer of the Company, together with an undated stock power executed by the Awardee, until such time as each and every condition that may result in a forfeiture has lapsed, and that the Awardee be required, as a condition of the transfer, to deliver to such escrow agent stock powers covering the transferred shares of Common Stock duly endorsed by the Awardee. Stock certificates evidencing shares of Common Stock subject to forfeiture shall bear a legend to the effect that the Common Stock evidenced thereby is subject to repurchase or conveyance to the Company in accordance with an Award made under the Plan and that the shares of Common Stock may not be sold or otherwise transferred.

(e) Lapse of Conditions.  Upon termination or lapse of each an every forfeiture condition, the Company shall cause certificates without the legend referring to the Company’s repurchase right (but with any other legends that may be appropriate, including legends indicating the restrictions that have been established by the terms of the Award) evidencing the shares of Common Stock covered by the Award to be issued to the Awardee upon the Awardee’s surrender of the legended certificates held by him to the Company.

(f) Rights as Stockholder.  Upon payment of the purchase price, if any, for shares of Common Stock covered by an Award and compliance with the acknowledgment requirement of Subsection 12(c), the Awardee shall have all of the rights of a stockholder with respect to the shares of Common Stock covered thereby, including the right to vote such shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided by the Committee or in the Award Agreement.

(g) Lapse of Restrictions.  Upon the expiration or termination of the restrictions applicable under the terms of an Award, and the satisfaction of any other conditions set forth in an Award Agreement by the Committee as permitted under the Plan, the restrictions applicable to the shares of Common Stock granted pursuant to an Award shall lapse and a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, except any that may be imposed by law or pursuant to any shareholders agreement then in effect, to the Awardee or the beneficiary or estate of the Awardee, as the case may be. The Company shall not, however, be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the fair market value (determined as of the date the restrictions lapse) of such fractional share to the Awardee or the Awardee’s beneficiary or estate, as the case may be.

(h) Section 83(b) Elections.  An Awardee who files an election with the Internal Revenue Service to include the fair market value of any shares of Common Stock granted pursuant to an Award in gross income while they are still subject to restrictions shall promptly furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

(i) Forfeiture for Breach of Duty to Company.  Upon a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Awardee, that the Awardee has breached his or her fiduciary duty to the Company or an Affiliate, or has been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her service on the Board of Directors of the Company, or has disclosed trade secrets or confidential information of the Company or an Affiliate, Awardee shall automatically forfeit all shares of Common Stock granted pursuant to an Award for which (1) the Company has not yet delivered the share certificates to the Awardee or (ii) any restrictions applicable to such shares have not lapsed. Notwithstanding anything herein to the contrary, the Company may withhold delivery of certificates for shares of Common Stock granted pursuant to an Award pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture.

(j) Amendment.  Subject to the provisions of the Plan, the Committee shall have the right to amend Awards issued to an Awardee, subject to the Awardee’s consent if such amendment is not favorable to the Awardee, except that the consent of the Awardee shall not be required for any amendment made pursuant to Section 9 of the Plan.

(k) Change of Control.  In the event of a Change of Control (as defined in Section 6(e) above), the Committee may take whatever action with respect to Awards that have been granted under the Plan that it deems necessary or desirable. In addition to the foregoing, the restrictions applicable to shares of Common Stock issued pursuant to Awards under the Plan shall lapse immediately prior to a Change of Control.

13. Interpretation.  The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; any provision of the Plan which would cause a conflict with such conditions shall be deemed null and void to the extent permitted by applicable law and in the discretion of the Board of Directors.

14. Special Provisions Related to Code Section 409A.  Notwithstanding anything herein to the contrary, no grants of options or awards shall be made that will be treated as creating a “nonqualified deferred compensation plan” as that term is defined for purposes of Section 409A of the Code unless such grant complies with all applicable rules under Section 409A of the Code, or to the extent the Committee determines that such grant will not cause the Optionee or Awardee to be subject to taxation by reason of the inclusion of the value of such grant in the Optionee’s or Awardee’s gross income pursuant to Code Section 409A(a)(1). While it is not anticipated that any grants made under the terms of the Plan as set forth herein would create “nonqualified deferred compensation,” this Section 14 is intended to prohibit modifications to outstanding Options that would cause the modified Option to be deemed to be a new Option with an Option Price below the fair market value of Option Shares determined as of the date of such modification, unless arrangements are made so that the deemed date of “payment” for purposes of Code Section 409A is a permitted distribution date pursuant to Code Section 409A. For purposes of applying this Section 14, the Committee shall look to applicable guidance regarding the provisions of Code Section 409A as released from time to time by the Internal Revenue Service or the Department of the Treasury, including, but not limited to, IRS Notices 2005-1 and 2006-79, temporary regulations previously issued, and such other temporary or final regulations or other guidance as may be issued by the IRS regarding Code Section 409A from time to time.

15. Effective Date.  The Plan shall be effective upon approval by the Company’s stockholders.

PROXY
TOLL BROTHERS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders — March 14, 2007
     The undersigned stockholder of Toll Brothers, Inc. (the “Company”), revoking all previous proxies, hereby appoints ROBERT I. TOLL AND ZVI BARZILAY, and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on March 14, 2007, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the matters specified on the reverse side.
     This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” the election of the four Director nominees named on the reverse side, “FOR” the approval of the Toll Brothers, Inc. Stock Incentive Plan for Employees (2007), “FOR” the approval of the Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007 and “FOR” the approval of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
TOLL BROTHERS, INC.
March 14, 2007
COMMON STOCK
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES AND
“FOR” PROPOSALS TWO, THREE AND FOUR.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	FOR all nominees	Withhold authority
	listed (except as	to vote for all
	marked to the	nominees
	contrary)	listed
	☐	☐
(INSTRUCTION: To withhold authority to vote for any nominee, strike a line through the nominee’s name below.)
Zvi Barzilay, Edward G. Boehne, Richard J. Braemer and Carl B. Marbach
2. The approval of the Toll Brothers, Inc. Stock Incentive Plan for Employees (2007).

FOR ☐	AGAINST ☐	ABSTAIN ☐
3. The approval of the Toll Brothers, Inc. Stock Incentive Plan for Non-Employee Directors (2007).

FOR ☐	AGAINST ☐	ABSTAIN ☐
4. The approval of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2006 ANNUAL REPORT OF TOLL BROTHERS, INC.
Dated:                                                                                                                                                  , 2007
Signature of Stockholder
Signature of Stockholder
NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. Where shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.